AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 2020

REGISTRATION NO. 333-237996

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD RENEWABLE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Bermuda	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

73 Front Street, 5th Floor

Hamilton, HM 12, Bermuda

+1 (441) 294-3309

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036

Attention: Mile T. Kurta

(212) 880-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Limited Partnership Units	119,600,000(1)(2)	$45.06(3)	$5,389,176,000(3)	$699,515.05(3)(4)

(1)

Represents the maximum number of non-voting limited partnership units (“BEP units”) of Brookfield Renewable Partners L.P. (“BEP”) to be issued by BEP or to be delivered by Brookfield Renewable Corporation (“BEPC”) or Brookfield Asset Management Inc. (“Brookfield”), in each case in connection with the exchange, redemption or purchase, as applicable, from time to time, of class A exchangeable subordinate voting shares of BEPC (“BEPC exchangeable shares”). The number of BEP units represents a good-faith estimate of the maximum number of BEP units expected to be issued upon exchange, redemption or purchase, as applicable, of BEPC exchangeable shares (including upon liquidation, dissolution, or winding up of BEPC) (x) to be outstanding following the special distribution and acquisition by BEP and BEPC of the outstanding shares of class A common stock of TerraForm Power, Inc. (“TERP”) not currently owned by the BEP and its affiliates (the “TERP acquisition”), each as described in the prospectus filed as part of this registration statement, and (y) underlying BEPC stock awards that are expected to be issued in exchange for TERP stock awards to be canceled in the TERP acquisition.

(2)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional BEP units as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)

Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the BEP units on the New York Stock Exchange on April 27, 2020.

(4)	Previously paid.

The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, as amended, may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated June 22, 2020

BROOKFIELD RENEWABLE PARTNERS L.P.

Limited Partnership Units

This prospectus relates to up to 119.4 million non-voting limited partnership units (the “BEP units”) of Brookfield Renewable Partners L.P. (“BEP”) that may be issued by BEP or delivered by Brookfield Renewable Corporation (“BEPC”) to satisfy any exchange, redemption or purchase of class A exchangeable subordinate voting shares (the “BEPC exchangeable shares”) of BEPC (including, if applicable, in connection with liquidation, dissolution or winding up of BEPC).

Brookfield Asset Management Inc. (“Brookfield” or the “selling unitholder”) has also agreed that, in the event that neither BEP nor BEPC has satisfied an exchange request by a holder of BEPC exchangeable shares, then Brookfield, as selling unitholder, will satisfy until the seventh anniversary of the distribution date (as defined below) such exchange requests by paying such cash amount or delivering such BEP units (up to 119.4 million BEP units) pursuant to this prospectus.

Up to 44.7 million BEPC exchangeable shares will be distributed to holders of BEP units pursuant to a special distribution (the “Special Distribution”) and additionally up to 33.1 million BEPC exchangeable shares will be distributed to Brookfield and its subsidiaries (other than BEP, BEPC and their respective subsidiaries) each on the distribution date for the Special Distribution (the “distribution date”). Each BEPC exchangeable share will be exchangeable at the option of the holder thereof for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent, as more fully described in this prospectus.

Further, on March 16, 2020, BEP, BEPC, 2252876 Alberta ULC (“Acquisition Sub”), TerraForm Power, Inc. (“TerraForm Power” or “TERP”) and TerraForm Power NY Holdings, Inc. (“TerraForm NY”) entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”), pursuant to which BEP and BEPC have agreed to acquire all shares of Class A common stock, par value $0.01, of TerraForm Power not already owned by BEP and its affiliates (the “public TERP shares”), on the terms and subject to the conditions set forth in the Reorganization Agreement (the “TERP acquisition”). Pursuant to the Reorganization Agreement, each holder of public TERP shares will be entitled to receive for each public TERP share held by such holder as consideration a number of BEPC exchangeable shares equal to the adjusted exchange ratio or, at the election of such holder, BEP units, in each case as further adjusted to prevent dilution in accordance with the Reorganization Agreement plus any cash paid in lieu of fractional BEP units or BEPC exchangeable shares, as applicable. The adjusted exchange ratio will be determined by multiplying (x) 0.381 by (y) the sum of (i) the number (rounded, if necessary, to three decimal points) of BEPC exchangeable shares to be distributed with respect to each BEP unit upon the consummation of the Special Distribution and (ii) one. Because holders of BEP units are expected to receive one BEPC exchangeable share for every four BEP units in the Special Distribution, the adjusted exchange ratio is expected to be equal to 0.47625, in which case holders of public TERP shares will be entitled to receive 0.47625 of a BEPC exchangeable share or of a BEP unit per public TERP share. Assuming the TERP acquisition consideration consists solely of BEPC exchangeable shares, up to an additional 41.6 million BEPC exchangeable shares (including BEPC exchangeable shares underlying BEPC stock awards that are expected to be issued in exchange for TERP stock awards to be canceled in the TERP acquisition) may be issued in connection with the TERP acquisition. The TERP acquisition remains subject to the approval of a majority of TerraForm Power’s stockholders not affiliated with BEP and other customary approvals and closing conditions and there can be no assurance that the TERP acquisition will be consummated.

The Special Distribution is not conditional on the completion of the TERP acquisition and will proceed in the event the TERP acquisition is not consummated. However, if all of the conditions to the TERP acquisition are satisfied, the intention is for the Special Distribution to close shortly following the TERP stockholders meeting to approve the TERP acquisition (the “TERP stockholder meeting”) and in any event on or about the business day prior to the completion of the TERP acquisition. In order to achieve this coordinated timing, the Special Distribution will be declared closer to the date of the TERP stockholders meeting, and the distribution record and payment date will be announced at that time.

None of BEP, BEPC or Brookfield will receive any cash proceeds from the issuance or delivery of any BEP units upon exchange, redemption or purchase, as applicable, of BEPC exchangeable shares pursuant to this prospectus.

The BEP units are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “BEP” and the Toronto Stock Exchange (“TSX”) under the symbol “BEP.UN.” The last reported sale price of a BEP unit on June 19, 2020 was $48.97 on the NYSE and C$66.52 on the TSX.

Investing in the BEP units involves risks. Please see “Risk Factors” beginning on page 4 of this prospectus, and in similarly-captioned sections in the documents incorporated by reference herein, for a discussion of risk factors you should consider before investing in the BEP units.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to BEP units to be issued, from time to time, in connection with the exchange, redemption or purchase, if any and as applicable, of BEPC exchangeable shares (including in connection with liquidation, dissolution or winding up of BEPC). BEP or BEPC may issue or deliver, as the case may be, to holders of BEPC exchangeable shares, at any time and from time to time, BEP units in connection with the exchange, redemption or purchase, if any and as applicable, of BEPC exchangeable shares (including in connection with liquidation, dissolution or winding up of BEPC). Additionally, the selling unitholder may deliver to holders of BEPC exchangeable shares, at any time and from time to time, BEP units in exchange for BEPC exchangeable shares under circumstances that are more fully described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all the information included in the registration statement. For further information, you are referred to the registration statement, including its exhibits, as well as any prospectus supplement and any documents incorporated by reference herein or therein.

You should read this prospectus together with any applicable prospectus supplement thereto, and in any free writing prospectus that we may provide to you, and any documents incorporated by reference herein or therein and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus or any document incorporated by reference herein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any delivery of BEP units made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after this prospectus. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement, and in any free writing prospectus that we may provide to you. We and the selling unitholder have not authorized anyone else to provide you with other information. We and the selling unitholder are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless the context requires otherwise, when used in this prospectus, the term “BEP” refers to Brookfield Renewable Partners L.P. alone; the terms “Brookfield Renewable,” “we,” “us” and “our” refer to, collectively, (i) BEP, (ii) Brookfield Renewable Energy L.P. (“BRELP”), (iii) BRP Bermuda Holdings I Limited, Brookfield BRP Holdings (Canada) Inc., Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited and any other direct or indirect wholly-owned subsidiary of BRELP created or acquired after the date of BRELP’s limited partnership agreement (but excluding BEPC) (collectively, the “Holding Entities”), and (iv) the subsidiaries of the Holding Entities which, from time to time, directly or indirectly hold, or may in the future hold, operations or assets, including any of the assets or operations held through joint ventures, partnerships and consortium arrangements; the term “general partner” refers to Brookfield Renewable Partners Limited, BEP’s general partner. References to “our group” mean, collectively, BEP, BEPC and their respective subsidiaries as a whole. Unless otherwise noted or the context otherwise requires, the disclosure in this prospectus assumes that (i) the Special Distribution has been completed and BEPC has acquired its operating subsidiaries from BEP, although BEPC will not acquire such subsidiaries until prior to the Special Distribution and (ii) the TERP acquisition has not been completed.

The financial information contained or incorporated by reference in this prospectus is presented in United States dollars and, with the exception of certain financial information relating to TerraForm Power and unless otherwise indicated, has been prepared in accordance with International Financial Reporting Standards (“IFRS”)

i

as issued by the International Accounting Standards Board (“IASB”). The financial information relating to TerraForm Power contained or incorporated by reference herein has been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Information prepared in accordance with IFRS may differ from financial information prepared in accordance with U.S. GAAP and therefore may not be comparable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws. These forward-looking statements and information also relate to, among other things, the expansion of our business, our objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates and anticipated events or trends. In some cases, you can identify forward-looking statements and information by terms such as “anticipate”, “believe”, “could”, “estimate”, “likely”, “expect”, “intend”, “may”, “continue”, “plan”, “potential”, “objective”, “tend”, “seek”, “target”, “foresee”, “aim to”, “outlook”, “endeavor”, “will”, “would” and “should”, or the negative of those terms or other comparable terminology. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable. Although we believe that our anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information are based on reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and forward-looking information herein.

Factors that could cause our actual results to differ materially from those contemplated or implied by the statements in this prospectus and the documents incorporated by reference in this prospectus include, without limitation:

•

changes to hydrology at our group’s hydroelectric facilities, changes to wind conditions at our group’s wind energy facilities, changes to irradiance at our group’s solar facilities or to weather generally, as a result of climate change or otherwise, at any of our group’s facilities;

•	volatility in supply and demand in the energy markets;

•

our group’s inability to re-negotiate or replace expiring power purchase agreements, power guarantee agreements or similar long-term agreements between a seller and buyer of electrical power generation (collectively, “PPAs”) on similar terms;

•	increases in water rental costs (or similar fees) or changes to the regulation of water supply;

•	advances in technology that impair or eliminate the competitive advantage of our group’s projects;

•	an increase in the amount of uncontracted generation in our group’s portfolio;

•	industry risks relating to the power markets in which our group operates;

•	the termination of, or a change to, the hydrological balancing pool administered by the government of Brazil;

•	increased regulation of our group’s operations;

•	concessions and licenses expiring and not being renewed or replaced on similar terms;

•	real property rights for wind and solar renewable energy facilities being adversely affect by the rights of lienholders and leaseholders that are superior to those granted to our group;

•	increases in the cost of operating our group’s facilities;

•	our group’s failure to comply with conditions in, or our group’s inability to maintain, governmental permits;

•	equipment failures;

•	dam failures and the costs and potential liabilities associated with such failures;

•	force majeure events;

•	uninsurable losses and higher insurance premiums;

•	changes to laws, rules or regulations that impact our group or our group’s businesses;

•	availability and access to interconnection facilities and transmission systems;

•	health, safety, security and environmental risks;

•	changes to general economic and political conditions in the markets in which our group operates;

•	counterparties to our group’s contracts not fulfilling their obligations;

•	the time and expense of enforcing contracts against non-performing counter-parties and the uncertainty of success;

•	fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems;

•	our group’s reliance on computerized business systems, which may expose our group to cyber-attacks;

•	newly developed technologies in which our group invests not performing as anticipated;

•	fluctuations in the returns and values of securities in our group’s investment portfolio;

•	fluctuations in interest rates;

•	our group’s inability to finance our group’s operations due to the status of the capital markets;

•	operating and financial restrictions imposed on our group by our loan, debt and security agreements;

•	an inability to obtain financing or a downgrade in our group’s credit ratings;

•	adverse changes in currency exchange rates and our inability to effectively manage foreign currency exposure;

•	our group’s inability to identify sufficient investment opportunities and complete transactions, including the TERP acquisition;

•	uncertainties as to whether TerraForm Power’s stockholders not affiliated with Brookfield Renewable will approve any transaction;

•	uncertainties as to whether the other conditions to the TERP acquisition will be satisfied or satisfied on the anticipated schedule;

•	the growth of our group’s portfolio and our group’s inability to realize the expected benefits of our group’s transactions or acquisitions, including the TERP acquisition;

•	our group’s inability to develop greenfield projects or find new sites suitable for the development of greenfield projects;

•

delays, cost overruns and other problems associated with the construction and operation of generating facilities and risks associated with the arrangements our group enters into with communities and joint venture partners;

•	Brookfield’s election not to source acquisition opportunities for our group and our group’s lack of access to all renewable power acquisitions that Brookfield identifies;

•	we do not have control over all our group’s operations or investments;

•	disputes, governmental and regulatory investigations and litigation;

•	our group’s operations being affected by local communities;

•	labor disruptions and economically unfavorable collective bargaining agreements;

•	political instability or changes in government policy;

•	foreign laws or regulation to which our group becomes subject as a result of future acquisitions in new markets;

•	changes to government policies that provide incentives for renewable energy;

•	our group is not subject to the same disclosure requirements as a U.S. domestic issuer;

•	the incurrence of debt at multiple levels within our group’s organizational structure;

•	being deemed an “investment company” under the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated under such act;

•	the effectiveness of our group’s internal controls over financial reporting;

•	our group’s dependence on Brookfield and Brookfield’s significant influence over our group;

•	the departure of some or all of Brookfield’s key professionals;

•	changes in how Brookfield elects to hold its ownership interests in our group;

•	Brookfield acting in a way that is not in the best interests of BEP or BEP unitholders;

•	the severity, duration and spread of the COVID-19 outbreak, as well as the direct and indirect impacts that the virus may have;

•	broader impact of climate change;

•	failure of our group’s systems technology;

•	involvement in disputes, governmental and regulatory investigations and litigation;

•	any changes in the market price of the BEPC exchangeable shares or BEP units;

•	the redemption of BEPC exchangeable shares by BEPC at any time or upon notice from the holder of BEPC class B shares;

•	changes in tax law and practice;

•

future sales and issuances of BEP units, preferred units or securities exchangeable for BEP units, including BEPC exchangeable shares, or the perception of such sales or issuances, could depress the trading price of BEP units; and

•

other factors described in our Annual Report (as defined herein), including, but not limited to, those described under Item 3.D “Risk Factors,” Item 4.B “Business Overview,” Item 5.A “Operating Results,” and elsewhere in our Annual Report.

The risk factors included in our Annual Report and in the other documents incorporated by reference in this prospectus could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this prospectus. We disclaim any obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, except as required by applicable law.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in BEP units. You should read this entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference herein.

Brookfield Renewable Partners L.P.

We are a Bermuda exempted limited partnership that was established on June 27, 2011 under the provisions of the Bermuda Exempted Partnerships Act 1992 and the Bermuda Limited Partnership Act 1883. Our head and registered office is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and its telephone number at that address is +1 441 295-1443.

BEP is a leading global renewable power company that owns and operates high-quality hydroelectric, wind, solar and biomass power, cogeneration and storage assets in North and South America, Europe and Asia Pacific and represents one of the largest, public pure-play renewable businesses globally. BEP is focused on leveraging its extensive operating experience to maintain and enhance the value of assets, grow cash flows on an annual basis and cultivate positive relations with local stakeholders.

The BEP units are listed on the NYSE and the TSX. For additional information, see our Annual Report, which is incorporated by reference into this prospectus.

Brookfield Renewable Corporation

BEPC is a corporation incorporated under, and governed by, the laws of British Columbia. BEPC’s initial operations will consist of renewable power assets in the United States, Brazil, and Colombia, which BEPC will acquire prior to the Special Distribution from certain of BEP’s subsidiaries that hold these assets.

On or about the distribution date, up to 44.7 million BEPC exchangeable shares will be distributed to holders of BEP units pursuant to the Special Distribution and additionally up to 33.1 million BEPC exchangeable shares will be distributed to Brookfield and its subsidiaries (other than BEP, BEPC and their respective subsidiaries). Each BEPC exchangeable share will be structured with the intention of providing an economic return equivalent to one BEP unit (subject to adjustment to reflect certain capital events). Each BEPC exchangeable share will receive identical dividends to the distributions paid on each BEP unit, and will be exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent, as more fully described in this prospectus. Additionally, BEP will also covenant and agree that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares.

Brookfield will enter into a rights agreement (the “rights agreement”) pursuant to which Brookfield will agree that, until the seventh anniversary of the distribution date, in the event that, on the applicable specified exchange date with respect to any subject BEPC exchangeable shares, (i) BEPC has not satisfied its obligation under its articles and notice of articles (the “BEPC articles”) of delivering the BEP unit amount or its cash equivalent amount and (ii) we have not, upon our election in our sole and absolute discretion, acquired such subject BEPC exchangeable shares from the holder thereof and delivered the BEP unit amount or its cash equivalent, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to the BEPC articles to exchange such subject BEPC exchangeable shares for the BEP unit amount or its cash equivalent. The holders of BEPC exchangeable shares have a right to receive the BEP unit amount or its cash equivalent in such circumstances. BEP will pay all expenses of effecting the exchanges pursuant to this prospectus. See “Exchange Rights of BEPC Exchangeable Shares for BEP Units” for more information.

Proposed Acquisition of TerraForm Power, Inc.

On March 16, 2020, BEP, BEPC, Acquisition Sub, TerraForm Power and TerraForm NY entered into the Reorganization Agreement pursuant to which, subject to the terms and conditions of the Reorganization Agreement, TerraForm Power will merge into TerraForm NY and our group will acquire all of the public TERP shares. Pursuant to the Reorganization Agreement, each holder of public TERP shares will be entitled to receive for each public TERP share held by such holder as consideration a number of BEPC exchangeable shares equal to the adjusted exchange ratio or, at the election of such holder, BEP units, in each case as further adjusted to prevent dilution in accordance with the Reorganization Agreement plus any cash paid in lieu of fractional BEP units or BEPC exchangeable shares, as applicable. The adjusted exchange ratio will be determined by multiplying (x) 0.381 by (y) the sum of (i) the number (rounded, if necessary, to three decimal points) of BEPC exchangeable shares to be distributed with respect to each BEP unit upon the consummation of the Special Distribution and (ii) one. Because holders of BEP units are expected to receive one BEPC exchangeable share for every four BEP units in the Special Distribution, the adjusted exchange ratio is expected to be equal to 0.47625, in which case holders of public TERP shares will be entitled to receive 0.47625 of a BEPC exchangeable share or of a BEP unit per public TERP share. Assuming the TERP acquisition consideration consists solely of BEPC exchangeable shares, up to an additional 41.6 million BEPC exchangeable shares (including BEPC exchangeable shares underlying BEPC stock awards that are expected to be issued in exchange for TERP stock awards to be canceled in the TERP acquisition) may be issued in connection with the TERP acquisition. The TERP acquisition remains subject to the approval of a majority of TerraForm Power’s stockholders not affiliated with BEP and other customary approvals and closing conditions and there can be no assurance that the TERP acquisition will be consummated.

The Special Distribution is not conditional on the completion of the TERP acquisition and will proceed in the event the TERP acquisition is not consummated. However, if all of the conditions to the TERP acquisition are satisfied, the intention is for the Special Distribution to close shortly following the TERP stockholders meeting and in any event on or about the business day prior to the completion of the TERP acquisition. In order to achieve this coordinated timing, the Special Distribution will be declared closer to the date of the TERP stockholders meeting, and the distribution record and payment date will be announced at that time.

Recent Developments

On April 3, 2020, a subsidiary of BEP issued C$350 million aggregate principal amount of medium-term notes, comprised of C$175 million ($124 million) aggregate amount of Series 11 Notes, due January 2029, with an effective interest rate of 3.57% and C$175 million ($124 million) aggregate principal amount of Series 12 Notes, due January 2030, with an effective interest rate of 3.62%.

On June 3, 2020, certain affiliates of Brookfield completed a secondary offering of 10,236,000 BEP units on a bought deal basis to a syndicate of underwriters for distribution to the public. The underwriters have an over-allotment option to purchase up to an additional 1,535,400 BEP units from an affiliate of Brookfield at the same offering price. The over-allotment option is exercisable for a period of 30 days from June 3, 2020.

BEP Units

As of March 31, 2020, there were approximately 179,016,978 BEP units and 129,658,623 redeemable/exchangeable partnership units of BRELP (each a “Redeemable/Exchangeable partnership unit”) outstanding.

The Redeemable/Exchangeable partnership units are subject to a redemption-exchange mechanism pursuant to which BEP units may be issued in exchange for Redeemable/Exchangeable partnership units on a one for one basis. All of the Redeemable/Exchangeable partnership units are currently owned by Brookfield.

Tax Consequences of Exchanges and Ownership of BEP units

Please see “Material Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations” for a summary of material Canadian and U.S. federal income tax considerations that may be relevant to holders of BEPC exchangeable shares if such holders exchange their BEPC exchangeable shares for BEP units. Because the specific tax consequences to such holders will depend upon their specific circumstances, holders are strongly urged to consult their own tax advisors regarding any Canadian and/or U.S. federal, state and local tax consequences specific to such holders.

RISK FACTORS

An investment in the BEP units involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from our Annual Report and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and securities regulatory authorities in Canada, which are incorporated in this prospectus. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. In addition, please consider the following risks before making an investment decision: See “Where You Can Find More Information” and “Incorporation by Reference.”

Risks Related to Exchanging BEPC Exchangeable Shares for BEP Units

The exchange of BEPC exchangeable shares for BEP units may result in the U.S. federal income taxation of any gain realized by a U.S. holder.

Depending on the facts and circumstances, a U.S. holder’s exchange of BEPC exchangeable shares for BEP units may result in the U.S. federal income taxation of any gain realized by such U.S. holder. In general, a U.S. holder exchanging BEPC exchangeable shares for BEP units pursuant to the exercise of the exchange right will recognize capital gain or loss (i) if the exchange request is satisfied by the delivery of BEP units by Brookfield pursuant to the rights agreement or (ii) if the exchange request is satisfied by the delivery of BEP units by BEPC and the exchange is, within the meaning of Section 302(b) of the Code, in “complete redemption” of the U.S. holder’s equity interest in BEPC, a “substantially disproportionate” redemption of stock, or “not essentially equivalent to a dividend”, applying certain constructive ownership rules that take into account not only the BEPC exchangeable shares and other equity interests in BEPC actually owned but also other equity interests in BEPC treated as constructively owned by such U.S. holder for U.S. federal income tax purposes. If an exchange request satisfied by the delivery of BEP units by BEPC is not treated as a sale or exchange under the foregoing rules, then it will be treated as a distribution equal to the amount of cash and the fair market value of property received (such as BEP units), taxable under the rules generally applicable to distributions on stock of a corporation.

In general, if BEP satisfies an exchange request by delivering BEP units to a U.S. holder pursuant to BEP’s exercise of the BEP call right, then the U.S. holder’s exchange of BEPC exchangeable shares for BEP units will qualify as tax-free under Section 721(a) of the Code, unless, at the time of such exchange, BEP (i) is a publicly traded partnership treated as a corporation or (ii) would be an “investment company” if it were incorporated for purposes of Section 721(b) of the Code. In the case described in (i) or (ii) of the preceding sentence, a U.S. holder may recognize gain upon the exchange. The general partner of BEP believes that BEP will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. In addition, based on the holders’ rights in the event of the liquidation or dissolution of BEPC (or BEP) and the terms of the BEPC exchangeable shares, which are intended to provide an economic return equivalent to the economic return on BEP units (including identical distributions), and taking into account the expected relative values of BEP’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of BEP currently expects that a U.S. holder’s exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right will not be treated as a transfer to an investment company for purposes of Section 721(b) of the Code. Accordingly, the general partner of BEP currently expects a U.S. holder’s exchange of BEPC exchangeable shares for BEP units pursuant to BEP’s exercise of the BEP call right to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of BEP, and no assurance can be provided as to the position, if any, taken by the general partner of BEP with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by BEP. If Section 721(a) of the Code does not apply, then a U.S. holder who exchanges BEPC exchangeable shares for

BEP units pursuant to BEP’s exercise of the BEP call right will be treated as if such holder had sold in a taxable transaction such holder’s BEPC exchangeable shares to BEP for cash in an amount equal to the value of the BEP units received.

Even if a U.S. holder’s transfer of BEPC exchangeable shares in exchange for BEP units pursuant to BEP’s exercise of the BEP call right qualifies as tax-free under Section 721(a) of the Code, such U.S. holder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of built-in gain by the partnership. Under Section 737 of the Code, such U.S. holder could be required to recognize built-in gain if BEP were to distribute any BEP property other than money (or, in certain circumstances, BEPC exchangeable shares) to such former holder of BEPC exchangeable shares within seven years of exercise of the BEP call right. Under Section 707(a) of the Code, such U.S. holder could be required to recognize built-in gain if BEP were to make distributions (other than “operating cash flow distributions”, unless another exception were to apply) to such U.S. holder within two years of exercise of the BEP call right. If a distribution to a U.S. holder within two years of the transfer of BEPC exchangeable shares in exchange for BEP units is treated as part of a deemed sale transaction under Section 707(a) of the Code, such U.S. holder will recognize gain or loss in the year of the transfer of BEPC exchangeable shares in exchange for BEP units, and, if such U.S. holder has already filed a tax return for such year, such holder may be required to file an amended return. In such a case, the U.S. holder may also be required to report some amount of imputed interest income.

For a more complete discussion of the U.S. federal income tax consequences of the exchange of BEPC exchangeable shares for BEP units, see “Material United States Federal Income Tax Considerations” below. The U.S. federal income tax consequences of exchanging BEPC exchangeable shares for BEP units are complex, and each U.S. holder should consult an independent tax advisor regarding such consequences in light of such holder’s particular circumstances.

Canadian federal income tax considerations described herein may be materially and adversely impacted by certain events.

If BEPC ceases to qualify as a “mutual fund corporation” under the Tax Act (as defined below), the income tax considerations described under the heading “Material Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects.

In general, there can be no assurance that Canadian federal income tax laws respecting the treatment of mutual fund corporations or otherwise respecting the treatment of BEPC, BEP and the exchange of BEPC exchangeable shares for BEP units as described in this prospectus will not be changed in a manner that adversely affects shareholders or unitholders, or that such tax laws will not be administered in a way that is less advantageous to BEPC, BEP, shareholders or unitholders.

Your investment may change upon an exchange of BEPC exchangeable shares for BEP units.

If you exchange BEPC exchangeable shares pursuant to the terms set forth the BEPC articles or the rights agreement, you may receive BEP units or cash in exchange for such BEPC exchangeable shares. To the extent that you receive BEP units in any such exchange, you will become a holder of limited partnership units of a Bermuda limited partnership rather than a holder of a security of a British Columbia corporation. We are organized as an exempted limited partnership under the laws of Bermuda, whereas BEPC is organized as a British Columbia corporation. Therefore, recipients of BEP units following an exchange of BEPC exchangeable shares for BEP units will have different rights and obligations, including voting rights, from those that they had prior to the consummation of the exchange as a holder of BEPC exchangeable shares. See “Comparison of Rights of Holders of BEPC Exchangeable Shares and BEP Units.” Although the BEPC exchangeable shares are intended to provide an economic return, including with respect to distributions, equivalent to the BEP units, we can provide no assurance that the BEP units will trade at comparable market prices to the BEPC exchangeable shares.

The BEP units may not trade at the same price as the BEPC exchangeable shares.

Although the BEPC exchangeable shares are intended to provide an economic return that is equivalent to the BEP units, there can be no assurance that the market price of BEP units will be equal to the market price of BEPC exchangeable shares at any time. Factors that could cause differences in such market prices may include:

•	perception and/or recommendations by analysts, investors and/or other third parties that these securities should be priced differently;

•	actual or perceived differences in dividends to holders of BEPC exchangeable shares versus distributions to holders of BEP units, including as a result of any legal prohibitions;

•	business developments or financial performance or other events or conditions that may be specific to only BEP or BEPC; and

•	difficulty in the exchange mechanics between BEPC exchangeable shares and BEP units, including any delays or difficulties experienced by the transfer agent in processing the exchange requests.

Any holder requesting an exchange of their BEPC exchangeable shares for which BEPC or BEP elects to provide BEP units in satisfaction of the exchange amount may experience a delay in receiving such BEP units, which may affect the value of the BEP units the holder receives in an exchange.

Each BEPC exchangeable share will be exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEPC or BEP). See “Exchanges of BEPC Exchangeable Shares for BEP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events”. In the event cash is used to satisfy an exchange request, the amount payable per BEPC exchangeable share will be equal to the NYSE closing price of one BEP unit on the date that the request for exchange is received by the transfer agent. As a result, any decrease in the value of the BEP units after that date will not affect the amount of cash received. However, any holder whose BEPC exchangeable shares are exchanged for BEP units will not receive such BEP units for up to ten (10) business days after the applicable request is received. During this period, the market price of BEP units may decrease. Any such decrease would affect the value of the BEP unit consideration to be received by the holder of BEPC exchangeable shares on the effective date of the exchange.

Further, BEP will be required to maintain an effective registration statement in the United States in order to exchange any BEPC exchangeable shares for BEP units. If a registration statement with respect to the BEP units issuable upon any exchange, redemption or purchase of BEPC exchangeable shares (including in connection with any liquidation, dissolution or winding up of BEPC) is not current or is suspended for use by the SEC, no exchange or redemption of BEPC exchangeable shares for BEP units may be effected during such period.

Exchanges of BEPC exchangeable shares for BEP units may negatively affect the market price of the BEP units, and additional issuances of BEPC exchangeable shares would be dilutive to the BEP units.

Each BEPC exchangeable share will be exchangeable by the holder thereof for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See “Exchanges of BEPC Exchangeable Shares for BEP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events”. If our group elects to deliver BEP units in satisfaction of any such exchange request, a significant number of additional BEP units may be issued from time to time which could have a negative impact on the market price for BEP units. Additionally, any BEPC exchangeable shares issued by BEPC in the future will also be exchangeable for BEP units, and, accordingly, any future exchanges satisfied by the delivery of BEP units would dilute the percentage interest of existing holders of the BEP units and may reduce the market price of the BEP units.

Our group has the right to elect whether holders of BEPC exchangeable shares receive cash or BEP units upon a liquidation or exchange event.

In the event that (i) there is a liquidation, dissolution or winding up of BEPC or BEP, (ii) BEPC or BEP exercises its right to redeem (or cause the redemption of) all of the then outstanding BEPC exchangeable shares, or (iii) a holder of BEPC exchangeable shares requests an exchange of BEPC exchangeable shares, holders of BEPC exchangeable shares shall be entitled to receive one BEP unit per BEPC exchangeable share held (subject to adjustment to reflect certain capital events and certain other payment obligations in the case of a liquidation, dissolution or winding up of BEPC or BEP) or in the case of (i) and (iii), its cash equivalent. The form of payment will be determined at the election of our group so holders of BEP units and BEPC exchangeable shares will not know whether cash or BEP units, as applicable, will be delivered in connection with any of the events described in clauses (i) and (iii) above. BEPC and BEP currently intend to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units rather than cash.

BEPC or BEP may issue additional BEPC exchangeable shares or BEP units, respectively, in the future, including in lieu of incurring indebtedness, which may dilute holders of our group’s equity securities. BEPC or BEP may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to our group’s equity holders.

Subject to the terms of any of BEPC securities then outstanding, BEPC may issue additional securities, including BEPC exchangeable shares, BEPC class B shares, BEPC class C shares, preference shares, options, rights and warrants for any purpose and for such consideration and on such terms and conditions as BEPC’s board may determine. Subject to the terms of any of BEPC securities then outstanding, BEPC’s board will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in BEPC’s profits, losses and dividends, any rights to receive BEPC’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of BEPC securities then outstanding, BEPC’s board may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the BEPC exchangeable shares.

Similarly, under BEP’s limited partnership agreement, subject to the terms of any preferred units then outstanding, BEP’s general partner may issue additional partnership securities, including BEP units, preferred units, options, rights, warrants and appreciation rights relating to partnership securities for any purpose and for such consideration and on such terms and conditions as the board of BEP’s general partner may determine. Subject to the terms of any BEP securities then outstanding, the board of BEP’s general partner will be able to determine the class, designations, preferences, rights, powers and duties of any additional partnership securities, including any rights to share in BEP’s profits, losses and dividends, any rights to receive BEP’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any BEP securities then outstanding, the board of BEP’s general partner may use such authority to issue such additional partnership securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the BEP units.

The sale or issuance of a substantial number of BEPC exchangeable shares, BEP units or other equity securities of BEPC or BEP in the public markets, or the perception that such sales or issuances could occur, could depress the market price of BEP units and impair BEP’s ability to raise capital through the sale of additional BEP units. We cannot predict the effect that future sales or issuances of BEPC exchangeable shares, BEP units or other equity securities would have on the market price of the BEP units. Subject to the terms of any of our securities then outstanding, holders of BEP units will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.

The rights agreement may terminate on the seventh anniversary of the distribution date.

This rights agreement will automatically renew for successive periods of two years following the seventh anniversary of the distribution date, unless Brookfield provides the rights agent with written notice of termination in accordance with the terms of the rights agreement or the rights agreement is otherwise terminated pursuant to its terms. Consequently, after such date, holders of BEPC exchangeable shares may no longer have the benefit of protections provided for by the rights agreement and will be reliant on the rights provided for in the BEPC articles. In the event that BEPC or BEP fails to satisfy a request for exchange after the expiry of the rights agreement, a tendering holder will not be entitled to rely on the Secondary Exchange Rights. See “Exchanges of BEPC Exchangeable Shares for BEP Units—Primary Exchange Rights”.

BEP’s limited partnership agreement will provide that the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This choice of forum provision could limit BEP’s unitholders ability to obtain a favorable judicial forum for disputes with directors, officers or employees.

BEP’s limited partnership agreement will be amended on the closing of the Special Distribution to provide, that, unless BEP consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In the absence of this provision, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act, which already provides that such federal district courts have exclusive jurisdictions over such suits. Additionally, investors cannot waive BEP’s compliance with federal securities laws of the United States and the rules and regulations thereunder.

The choice of forum provision that will be contained in BEP’s limited partnership agreement may limit a BEP unitholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with BEP or its directors, officers or other employees, which may discourage such lawsuits against BEP and its directors, officers and other employees. However, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in recent legal proceedings, and it is possible that a court in the relevant jurisdictions with respect to BEP could find the choice of forum provision that will be contained in BEP’s limited partnership agreement to be inapplicable or unenforceable. While the Delaware Supreme Court ruled in March 2020 that U.S. federal forum selection provisions purporting to require claims under the Securities Act be brought in a U.S. federal court are “facially valid” under Delaware law, there can be no assurance that the courts in Bermuda, and other courts within the United States, reach a similar determination regarding the choice of forum provision that will be contained in BEP’s limited partnership agreement. If the relevant court were to find the choice of forum provision that will be contained in BEP’s limited partnership agreement to be inapplicable or unenforceable in an action, BEP may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect its business, financial condition and operating results.

Risks Relating to the TERP acquisition

Failure to complete the TERP acquisition could negatively impact the stock prices and the future business and financial results of BEP and BEPC.

The completion of the TERP acquisition is subject to a number of conditions, including, among other things, the affirmative vote of a majority of outstanding shares of TERP common stock entitled to vote that are not owned, directly or indirectly, by BEP and its affiliates. If the TERP acquisition is not completed, the ongoing businesses of BEP and BEPC may be adversely affected and BEP and BEPC will be subject to several risks, including the following:

•	having to pay certain costs relating to the proposed TERP acquisition, such as legal, accounting, financial advisor, filing, printing and mailing fees;

•

under the Reorganization Agreement, each of BEP and BEPC being subject to certain restrictions on the conduct of its business outside of the ordinary course, which may adversely affect its ability to execute certain business strategies; and

•	the focus of management of each of the companies on the TERP acquisition instead of on pursuing other opportunities that could be beneficial to the companies;

in each case, without realizing any of the benefits of having the TERP acquisition completed. In addition, if the TERP acquisition is not completed, BEP and/or BEPC may experience negative reactions from the financial markets and from their respective customers and employees. If the TERP acquisition is not completed, BEP and BEPC cannot assure their respective unitholders or shareholders that these risks will not materialize and will not adversely affect the business, financial results and unit or stock prices of BEP or BEPC.

The TERP acquisition may be subject to litigation, which could delay the TERP acquisition and prevent the TERP acquisition from being completed.

BEP, BEPC and TerraForm Power may in the future be party to legal proceedings and claims related to the TERP acquisition. Legal challenges to the TERP acquisition could result in an injunction, preventing or delaying the completion of the TERP acquisition.

The TERP acquisition is subject to the receipt of numerous approvals, including from TERP stockholders. Failure to obtain these approvals would prevent the completion of the TERP acquisition.

In addition to the required regulatory clearances and the applicable TERP stockholder approvals, the TERP acquisition is subject to a number of other conditions beyond BEP’s, BEPC’s and TerraForm Power’s control that may prevent, delay or otherwise materially adversely affect its completion. BEP, BEPC and TerraForm Power cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the TERP acquisition for a significant period of time or prevent it from occurring at all.

The Reorganization Agreement subjects BEP, BEPC and TerraForm Power to restrictions on their respective business activities prior to completion of the TERP acquisition.

The Reorganization Agreement obligates BEP, BEPC and TerraForm Power to generally operate their respective businesses in the ordinary course in all material respects consistent with past practice prior to completion of the TERP acquisition and, subject to certain exceptions, to refrain from certain actions during that time. These restrictions could prevent BEP, BEPC and TerraForm Power from pursuing attractive business opportunities that arise prior to the completion of the TERP acquisition and are outside the ordinary course of business.

The TERP acquisition and the integration of TerraForm Power will involve substantial costs.

BEP, BEPC and TerraForm Power have incurred and expect to continue to incur substantial costs and expenses relating directly to the TERP acquisition, including fees and expenses payable to financial advisors, other professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses. Our group is also expected to incur substantial expenses in connection with the integration of TerraForm Power’s business, policies, procedures, operations, technologies and systems. There are many systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance, and there are a number of factors that could affect the total amount or the timing of all of the expected integration expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, exceed the savings that our group expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the TERP acquisition.

Following the TERP acquisition, the combined company may be unable to integrate successfully the businesses of TerraForm Power and realize the anticipated benefits of the TERP acquisition.

The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of TerraForm Power. The combined company may fail to realize some or all of the anticipated benefits of the TERP acquisition if the integration process takes longer than expected or is costlier than expected. Potential difficulties the combined company may encounter in the integration process include the following:

•

the inability to successfully combine the businesses of BEPC and TerraForm Power in a manner that permits the combined company to achieve the cost savings and other benefits anticipated to result from the TERP acquisition, which would result in the anticipated benefits of the transaction not being realized partly or wholly in the time frame currently anticipated or at all;

•	complexities associated with managing the combined businesses;

•	integrating personnel from the two companies;

•	creation of uniform standards, controls, procedures, policies and information systems;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the TERP acquisition; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the TERP acquisition and integrating TerraForm Power’s operations.

The market price of BEP units or the BEPC exchangeable shares may decline in the future as a result of the TERP acquisition.

The market price of BEP units and/or BEPC exchangeable shares may decline in the future as a result of the TERP acquisition for a number of reasons, including the unsuccessful integration of BEPC and TerraForm Power (including for the reasons set forth in the preceding risk factor) or the failure of BEPC to achieve the perceived benefits of the transaction, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts. These factors are, to some extent, beyond the control of BEP or BEPC.

The future results of our group may suffer if the combined company does not effectively manage its expanded operations following the TERP acquisition.

Following the TERP acquisition, the size of the business of the combined company will increase, and the combined company may continue to expand its operations through additional acquisitions or other strategic transactions. Our group’s future success depends, in part, upon its ability to manage its expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected economies of scale, cost savings, and other benefits currently anticipated from the TERP acquisition or anticipated from any additional acquisitions or strategic transactions.

This prospectus incorporated by reference unaudited pro forma financial information which is preliminary and the actual results of operations, cash flows and financial position after the Special Distribution and the TERP acquisition may differ materially.

This prospectus incorporated by reference unaudited pro forma financial information which is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Special Distribution and TERP acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that BEP and BEPC will experience after the completion of the Special Distribution and the TERP acquisition. The unaudited pro forma adjustments are based upon the best available information and certain assumptions that BEP, BEPC and TerraForm Power believe to be reasonable.

USE OF PROCEEDS

None of BEP, BEPC or Brookfield will receive any cash proceeds from the issuance or delivery of any BEP units upon exchange, redemption or purchase, as applicable, of BEPC exchangeable shares pursuant to this prospectus. See “Exchange of BEPC Exchangeable Shares for BEP Units” below.

CAPITALIZATION

The following table sets forth the consolidated capitalization of BEP as at March 31, 2020. The table below should be read together with the detailed information and financial statements of BEP and TERP incorporated by reference in this prospectus, including the financial statements of BEP and TERP contained in our Annual Report.

The effect of the Special Distribution on BEP’s financial statements will be such that the BEPC exchangeable shares issued by BEPC will be classified as non-controlling interests within the consolidated financial statements of BEP on the basis that these BEPC exchangeable shares represent equity in a subsidiary not attributable, directly or indirectly, to the parent, being BEP. Consequently, partnership capital attributed to limited partners’ equity, non-controlling interest—Redeemable/Exchangeable partnership units held by Brookfield and the general partnership interest in a holding subsidiary held by Brookfield, will be reduced by $809 million, $587 million, and $12 million, respectively, as at the effective date of the Special Distribution with a corresponding increase in the amount of non-controlling interest attributable to the BEPC exchangeable shares.

The effect of the TERP acquisition on BEP’s financial statements will be such that the public TERP shares will be acquired in exchange for BEPC exchangeable shares or BEP units. The consolidated capitalization of BEP has been calculated below with the assumption that all holders of public TERP shares will elect to receive BEPC exchangeable shares. Consequently, partnership capital attributed to limited partners’ equity, non-controlling interest—Redeemable/Exchangeable partnership units held by Brookfield, the general partnership interest in a holding subsidiary held by Brookfield and the BEPC exchangeable shares, will be increased by $180 million, $131 million, $2 million, and $866 million, respectively, and the participating non-controlling interests – in operating subsidiaries, will increase by $1,076 million, as at the effective date of the TERP acquisition with a corresponding increase to the consolidated net assets of BEP.

The effect of the Special Distribution and the TERP acquisition on the consolidated financial statements of BEP relating to partnership capital, net income attributable to the unitholders and non-controlling interest attributable to BEPC exchangeable shares, and basic and diluted earnings per unit attributable to limited partners is as follows:

(MILLIONS) As at March 31, 2020	Actual	As adjusted for the Special Distribution	As adjusted for the Special Distribution and the TERP acquisition
Cash and cash equivalents	$294	$294	$543
Liabilities
Medium term notes(1)	1,672	1,672	1,672
Non-recourse borrowings(1)	8,324	8,324	15,122

Total Borrowings	9,996	9,996	16,794
Equity
Non-controlling interests
Participating non-controlling interests—in operating subsidiaries	7,760	7,760	8,836
General partnership interest in a holding subsidiary held by Brookfield	60	48	50
Participating non-controlling interests—in a holding subsidiary—Redeemable/Exchangeable partnership units held by Brookfield	2,923	2,336	2,467
Participating non-controlling interest—BEPC	—	1,403	2,269
Preferred equity	551	551	551
Preferred limited partners’ equity	1,028	1,028	1,028
Limited partners’ equity	4,035	3,226	3,406

Total Equity	16,357	16,352	18,607

Total Capitalization	$26,353	$26,348	$35,401

(1)	Medium term notes and non-recourse borrowings exclude deferred financing fees and unamortized premiums.

(MILLIONS, EXCEPT PER UNIT AMOUNTS) For the three months ended March 31, 2020	Actual	As adjusted for the BEPC Special Distribution	As adjusted for the special distribution and the TERP acquisition
Net income	$120	$120	$63
Net income attributable to:
Non-controlling interests
Participating non-controlling interests – in operating subsidiaries	83	83	65
General partnership interest in a holding subsidiary held by Brookfield	—	—	—
Participating non-controlling interests – in a holding subsidiary – Redeemable/Exchangeable units held by Brookfield	8	6	(6)
Participating non-controlling interest – BEPC	—	4	(6)
Preferred equity	7	7	7
Preferred limited partners’ equity	12	12	12
Limited partners’ equity	10	8	(9)

	$120	$120	$63

Basic and diluted earnings per BEP Unit	$0.06	$0.04	$(0.05)

(MILLIONS, EXCEPT PER UNIT AMOUNTS) For the year ended December 31, 2019	Actual	As adjusted for the BEPC Special Distribution	As adjusted for the special distribution and the TERP acquisition
Net income	$273	$273	$96
Net income attributable to:
Non-controlling interests
Participating non-controlling interests – in operating subsidiaries	262	262	196
General partnership interest in a holding subsidiary held by Brookfield	—	—	(1)
Participating non-controlling interests – in a holding subsidiary – Redeemable/Exchangeable units held by Brookfield	(25)	(20)	(51)
Participating non-controlling interest – BEPC	—	(12)	(47)
Preferred equity	26	26	26
Preferred limited partners’ equity	44	44	44
Limited partners’ equity	(34)	(27)	(71)

	$273	$273	$96

Basic and diluted earnings per BEP Unit	$(0.19)	$(0.15)	$(0.40)

EXCHANGES OF BEPC EXCHANGEABLE SHARES FOR BEP UNITS

The exchange rights relating to the BEPC exchangeable shares are set forth in the BEPC articles and the rights agreement, which will be effective on or prior to the consummation of the Special Distribution, and are filed as exhibits to the registration statement of which this prospectus forms a part. Upon exchange, holders of BEPC exchangeable shares will receive, with respect to each exchanged share, either (i) one BEP unit or (ii) cash in an amount equivalent to the market value of one BEP unit, in each case as described in further detail below.

Primary Exchange Rights

At any time after the distribution date, holders of BEPC exchangeable shares shall have the right to exchange all or a portion of their BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of the our group). In the event BEP ceases to be a publicly listed entity, the value of a BEP unit will be determined by (i) the last available bid price from an independent source such as an over-the-counter market or an independent investment banking firm; or (ii) if (i) is not applicable, then the amount that a holder of a BEP unit would receive upon the liquidation of BEP and sale of its assets in accordance with the terms of its partnership agreement. Holders of BEPC exchangeable shares that hold such shares through a broker must contact their brokers to request an exchange on their behalf. Holders of BEPC exchangeable shares that are registered holders must contact the transfer agent and follow the process described below.

Each holder of BEPC exchangeable shares who wishes to exchange one or more of his or her BEPC exchangeable shares for BEP units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from BEPC’s transfer agent. Upon receipt of a notice of exchange, BEPC shall be obligated, within ten (10) business days after the date that the notice of exchange is received by BEPC’s transfer agent, to deliver to the tendering holder of BEPC exchangeable shares, in accordance with instructions set forth in the notice of exchange, one BEP unit per BEPC exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our group). The BEP units that BEPC would be obligated to deliver following an exchange request as set forth in the preceding sentence will be issued by BEP to BEPC, and BEPC in turn will deliver such BEP units to such holder. As described in the next paragraph, BEP may also elect to satisfy such exchange request by issuing BEP units directly to the tendering holder of BEPC exchangeable shares. Upon completion of the exchange of any BEPC exchangeable shares as described herein, the holder of BEPC exchangeable shares who has exchanged its BEPC exchangeable shares will have no further right, with respect to any BEPC exchangeable shares so exchanged, to receive any dividends on BEPC exchangeable shares with a record date on or after the date on which such BEPC exchangeable shares are exchanged.

Notwithstanding the paragraph above, when a notice of exchange has been delivered to each of BEPC and BEP and, until such time as the rights agreement is terminated, Brookfield, by the transfer agent on behalf of a tendering holder of BEPC exchangeable shares, BEPC will promptly, and in any event, within one (1) business day after receipt thereof, deliver to each of Brookfield and BEP a written notification of their receipt of such notice of exchange setting forth the identity of the holder of BEPC exchangeable shares who wishes to exchange such BEPC exchangeable shares and the number of BEPC exchangeable shares to be exchanged. BEP may elect to satisfy its exchange obligation by acquiring all of the tendered BEPC exchangeable shares in exchange for issuing to such tendering holder one BEP unit per BEPC exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to

Reflect Certain Capital Events”) or delivering its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of the our group). If BEP elects to satisfy its exchange obligation, it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to BEPC and Brookfield of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by BEPC’s transfer agent by issuing to such holder of BEPC exchangeable shares the BEP units or delivering the cash equivalent. BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

In the event that a tendering holder of BEPC exchangeable shares has not received the number of BEP units or its cash equivalent (the form of payment to be determined by BEPC or BEP in each of their sole discretion) in satisfaction of the tendered BEPC exchangeable shares, then such tendering holder of BEPC exchangeable shares will be entitled to receive the equivalent of such cash amount or BEP unit amount from Brookfield pursuant to the rights agreement. In this scenario, the tendered BEPC exchangeable shares will be delivered to the rights agent (as defined below) in exchange for the delivery of the equivalent of the cash amount or BEP unit amount from a collateral account of Brookfield administered by the rights agent. See the section entitled “—Secondary Exchange Rights” below for a further description of the rights agreement. Prior to the completion of the Special Distribution, BEP will agree to indemnify Brookfield, in its capacity as selling unitholder, for certain liabilities under applicable securities laws concerning selling unitholders, in connection with any BEP units delivered by Brookfield pursuant to the rights agreement.

No Fractional BEP Units. No fractional BEP units will be issued or delivered upon exchange of BEPC exchangeable shares. In lieu of any fractional BEP units to which the tendering holder of BEPC exchangeable shares would otherwise be entitled at our group’s election, BEP or BEPC, as applicable, will pay an amount in cash equal to the BEP unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a BEP unit.

Adjustments to Reflect Certain Capital Events. The conversion factor (which initially shall be one) will be subject to adjustment in accordance with the BEPC articles to reflect certain capital events, including (i) if BEP and/or BEPC declares or pays a distribution to its unitholders consisting wholly or partly of BEP units or a dividend to its shareholders in BEPC exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if BEP and/or BEPC splits, subdivides, reverse-splits or combines its outstanding BEP units or BEPC exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if BEP and/or BEPC distributes any rights, options or warrants to all or substantially all holders of its BEP units or BEPC exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire BEP units or BEPC exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for BEP units or BEPC exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if BEP distributes to all or substantially all holders of BEP units evidences of its indebtedness or assets (including securities) or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities, but excluding all distributions where a comparable distribution (or the cash equivalent) is made by BEPC; or (v) if BEP or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the BEP units (but excluding for all purposes any exchange or tender offer to exchange BEP units for BEPC exchangeable shares or any other security economically equivalent to BEP units), to the extent that the cash and value of any other consideration included in the payment per BEP unit exceeds certain thresholds.

Secondary Exchange Rights

Brookfield, on or prior to the completion of the Special Distribution, will enter into the rights agreement with Wilmington Trust, National Association (the “rights agent”), pursuant to which Brookfield has agreed that, for a period of seven years after the distribution date (and will be automatically renewed for successive periods of two years, unless Brookfield provides the rights agent with written notice of termination in accordance with the terms of the rights agreement), upon an exchange of BEPC exchangeable shares, if BEPC has not satisfied its obligation under the BEPC articles by delivering the BEP unit amount or its cash equivalent amount and BEP has not, upon its election in its sole and absolute discretion, acquired such exchanged BEPC exchangeable shares from the holder thereof and delivered the BEP unit amount, Brookfield will satisfy, or cause to satisfy, the obligations pursuant to the BEPC articles to exchange such BEPC exchangeable shares for the BEP unit amount or its cash equivalent. Brookfield currently intends to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units. The Master Services Agreement between BEP, BRELP, Brookfield and others will be amended to provide that, so long as Brookfield is a party to the Rights Agreement, Brookfield shall have a consent right prior to the issuance by BEPC of any BEPC exchangeable shares, subject to certain exceptions. The summary that follows assumes that the rights agreement has been entered into.

Appointment of Rights Agent; Term. The rights agent has agreed to act as the rights agent for the holders, as a class and not individually, of the BEPC exchangeable shares. Pursuant to and subject to the terms and conditions set forth in the BEPC articles, a holder of BEPC exchangeable shares may request to exchange each BEPC exchangeable share (“subject BEPC exchangeable share”) for one BEP unit per BEPC exchangeable share held (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group)—see “—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events” above)). Upon receipt of a notice of exchange, BEPC shall, within ten (10) business days after the date that the notice of exchange is received by BEPC’s transfer agent (the “specified exchange date”), deliver to the tendering holder of BEPC exchangeable shares, such BEP unit or cash amount. See above under “—Primary Exchange Rights”. Pursuant to the rights agreement, Brookfield has agreed that, in the event that, on the applicable specified exchange date with respect to any subject BEPC exchangeable shares, (i) BEPC has not satisfied its obligation under the BEPC articles by delivering the BEP unit or cash amount and (ii) BEP has not, upon its election in its sole and absolute discretion, acquired such subject BEPC exchangeable share from the holder thereof and delivered the BEP unit amount or cash amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to the BEPC articles to exchange such subject BEPC exchangeable shares for the BEP unit amount or the cash amount. The holders of BEPC exchangeable shares have a right to receive the BEP unit amount or the cash amount in such circumstances (the “Secondary Exchange Rights”).

The Secondary Exchange Rights are a part of the terms of the BEPC exchangeable shares and may not be evidenced, transferred or assigned separate or apart from the BEPC exchangeable shares. The obligations of the rights agent under the rights agreement will become effective on the distribution date.

This rights agreement will automatically renew for successive periods of two years following the seventh anniversary of the distribution date, unless Brookfield provides the rights agent with written notice of termination in accordance with the terms of the rights agreement or the rights agreement is otherwise terminated pursuant to its terms as described below.

As of the date of the rights agreement, Brookfield will represent and warrant that Brookfield has the financial capacity to pay and perform its obligations under the rights agreement.

Satisfaction of Secondary Exchange Rights. In accordance with the rights agreement, Brookfield has agreed to satisfy, or cause to be satisfied, the obligations with respect to the Secondary Exchange Rights contained in the BEPC articles. The rights agent has agreed to establish a collateral account, and Brookfield will contribute an amount of cash or securities in accordance with the rights agreement (as further described below) in order to enable the rights agent to exchange subject BEPC exchangeable shares for the cash amount or the BEP unit amount in accordance with the rights agreement.

In accordance with the BEPC articles, BEPC is required to deliver a notice (the “BEPC notice”), to the rights agent and Brookfield on the specified exchange date if the conditions to the exercise of the Secondary Exchange Rights with respect to any subject BEPC exchangeable shares have been satisfied. The BEPC notice must set forth the BEP unit amount and the cash amount for such subject BEPC exchangeable shares and any necessary wire transfer or other delivery instructions. Brookfield may provide notice to the rights agent by the business day immediately following receipt of the BEPC notice, providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount. If the rights agent has not received such signed written notice from Brookfield, the rights agent must exchange the subject BEPC exchangeable shares for a number of BEP units held in the collateral account equal to the BEP unit amount and promptly, and in any event within two (2) business days, deliver such BEP units from the collateral account to the holder of the subject BEPC exchangeable shares. If there are not enough BEP units in the collateral account to satisfy the BEP unit amount with respect to one or more of such subject BEPC exchangeable shares, the rights agent will exchange such subject BEPC exchangeable shares for an amount of cash from the collateral account equal to the cash amount and promptly, and in any event within two (2) business days, deliver the cash amount to the holder of the subject BEPC exchangeable shares.

If the holder of the subject BEPC exchangeable shares has not received the BEP unit amount or the cash amount by the specified exchange date, the holder of the subject BEPC exchangeable shares may deliver, or cause to be delivered, a notice (an “exchanging BEPC shareholder notice”) to the rights agent and Brookfield. The exchanging BEPC shareholder notice must set forth the number of such subject BEPC exchangeable shares and any necessary wire transfer or other delivery instructions and be in a format that is acceptable to the rights agent. As promptly as practicable and in any event on or prior to the next business day immediately following receipt of the exchanging BEPC shareholder notice, Brookfield will provide notice to the rights agent (i) setting forth the BEP unit amount and the cash amount for such subject BEPC exchangeable shares and (ii) either (a) providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount or (b) instructing the rights agent to exchange each subject BEPC exchangeable share. Brookfield is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the Secondary Exchange Right have not been satisfied. On or prior to the second business day following receipt by the rights agent of such instruction by Brookfield, the exchanging BEPC shareholder notice and the subject BEPC exchangeable shares, the rights agent will exchange such subject BEPC exchangeable shares for the BEP unit amount from the collateral account or, if there are not enough BEP units in the collateral account, for the cash amount from the collateral account. With respect to any exchange of subject BEPC exchangeable shares, Brookfield may elect to instruct the rights agent to exchange the subject BEPC exchangeable shares for the cash amount. If Brookfield makes such an election and there is not a sufficient amount of cash in the collateral account, Brookfield must deposit the required amount into the collateral account simultaneously with such election.

In connection with the exercise by a holder of the Secondary Exchange Rights with respect to any subject BEPC exchangeable shares held through the Depository Trust Company (“DTC”), or another depositary, such holder will deliver to the rights agent such subject BEPC exchangeable shares pursuant to DTC’s or such other depositary’s applicable procedures. In addition, such holder will deliver to the rights agent via e-mail on the business day prior to delivery of such subject BEPC exchangeable shares a copy of the exchanging BEPC shareholder notice, if applicable.

Receipt of Subject BEPC Exchangeable Shares; Withholding. Holders of subject BEPC exchangeable shares will deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such subject BEPC exchangeable shares, the holder of such subject BEPC exchangeable shares will not be entitled to exercise its Secondary Exchange Rights with respect to such shares. Each holder of subject BEPC exchangeable shares will pay to Brookfield the amount of any tax withholding due upon the exchange of such shares and, in the event Brookfield elects to acquire some or all of the subject BEPC exchangeable shares in exchange for the cash amount, will authorize Brookfield to retain a portion of the cash amount to satisfy tax withholding obligations. If Brookfield elects to acquire some or all of the subject BEPC exchangeable shares in exchange for the BEP unit amount, Brookfield may elect to either satisfy the amount of any tax withholding by retaining BEP units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by Brookfield, which amounts will be treated as a loan by Brookfield to the holder of the subject BEPC exchangeable shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.

BEP Units Record Date. Each former holder of subject BEPC exchangeable shares who receives the BEP unit amount will be deemed to have become the owner of the BEP units as of the date upon which such subject BEPC exchangeable shares are duly surrendered in accordance with the rights agreement.

Collateral Account. Brookfield or its affiliates will establish one or more non-interest-bearing trust accounts to be administered by the rights agent (the “collateral account(s)”). At all times on and after the date of issuance of any BEPC exchangeable shares by BEPC in connection with the Special Distribution, Brookfield will ensure that the aggregate of (i) the BEP units in the collateral account plus the number of BEP units issuable upon conversion or redemption of BEP unit convertibles (the “collateral account BEP unit balance”), and (ii) the number of BEP units equal to the aggregate amount of cash in the collateral account divided by the value of a BEP unit (the “collateral cash balance” and, together with the collateral account BEP unit balance, the “collateral account balance”) will at all times be equal to or exceed the number of BEP units that is equal to the product of the total number of BEPC exchangeable shares outstanding (excluding those owned by Brookfield or its affiliates) multiplied by the conversion factor in accordance with the BEPC articles (the “required collateral account balance”).

If the collateral account balance is at any time less than the required collateral account balance, Brookfield will, within two (2) business days, deposit or cause to be deposited into the collateral account either (i) a number of BEP units or any security convertible into or redeemable for BEP units (other than BEPC exchangeable shares) (the “BEP unit convertibles”), or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the collateral account balance to be at least equal to the required collateral account balance. To the extent that conversion or redemption of a BEP unit convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by Brookfield or its affiliates, and must either be satisfied directly by Brookfield or such affiliates or will be deemed to reduce the collateral account balance. Brookfield must keep the rights agent informed of the collateral account balance and the required collateral account balance in writing on a regular basis, and must inform the rights agent in writing within two (2) business days of any change in the collateral account balance or the required collateral account balance for any reason, including as a result of an adjustment to the conversion factor pursuant to the BEPC articles.

Brookfield and its affiliates will not be entitled to withdraw any BEP unit or BEP unit convertible from the collateral account, except (i) if the collateral account balance exceeds the required collateral account balance, either as a result of a change in the conversion factor pursuant to the BEPC articles or a decrease in the number of BEPC exchangeable shares outstanding (excluding BEPC exchangeable shares held by Brookfield or its affiliates) or (ii) upon the deposit by Brookfield or its affiliates in the collateral account of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the BEP units withdrawn or the number of BEP unit convertibles that are convertible into or redeemable for such BEP units.

If the collateral account contains any amount of cash in lieu of BEP units, such cash amount is required to be no less than the product of the required collateral account balance minus the collateral account BEP unit balance, multiplied by one hundred and twenty-five percent (125%) of the value of a BEP unit (the “required collateral account cash balance”). If at any time the collateral account cash balance is less than the required collateral account cash balance, Brookfield will within two (2) business days deposit or cause to be deposited cash or cash equivalents in the collateral account in an amount sufficient to cause the collateral account cash balance to be at least equal to the required collateral account cash balance.

Brookfield and its affiliates will not be entitled to withdraw any cash or cash equivalents from the collateral account, except (i) to the extent the collateral account cash balance is greater than one hundred and twenty percent (120%) of the required collateral account cash balance or (ii) upon the deposit in the collateral account of a corresponding number of BEP units or BEP unit convertibles.

Registration of BEP Units. Brookfield has agreed that if a shelf registration statement has not been effective for five (5) consecutive business days with respect to all of the BEP units in the collateral account, including BEP units issuable from time to time upon conversion of or redemption for BEP unit convertibles, and the transfer of such BEP units from the collateral account to a holder of subject BEPC exchangeable shares, Brookfield will deposit or cause to be deposited into the collateral account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all BEP units (including BEP units issuable from time to time upon conversion of or redemption for BEP unit convertibles) held in the collateral account at such time; provided, however, no such deposit is required to the extent all of the BEP units in the collateral account, including BEP units issuable from time to time upon conversion of or redemption for BEP unit convertibles, and the transfer of such BEP units from the collateral account to a holder of subject BEPC exchangeable shares, are registered under an effective shelf registration statement.

Termination or Amendment. This rights agreement will terminate automatically on the earliest of (i) the date on which there are no BEPC exchangeable shares outstanding, other than BEPC exchangeable shares owned by Brookfield or its affiliates, (ii) written notice of termination at least 60 days prior to the expiry of the applicable term, or (iii) the affirmative consent or vote of holders of at least two-thirds (2/3rds) of the outstanding BEPC exchangeable shares not held by Brookfield, BEP or their controlled affiliates, voting as a class, and the approval of a majority of the independent directors of BEPC. Brookfield may not, without the affirmative vote of holders of at least two-thirds (2/3rds) of the outstanding BEPC exchangeable shares not held by Brookfield, voting as a class, and the approval of a majority of the independent directors of BEPC, materially amend, modify, or alter the rights agreement or repeal, terminate or waive any rights under the rights agreement. Any amendment or modification that would reasonably be expected to impact the economic equivalence of a BEPC exchangeable share with a BEP unit requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield, BEP or their affiliates, voting as a class or, in the event that there is more than one non-overlapping director of BEPC, the approval of a majority of such non-overlapping directors. After the termination of the rights agreement, holders of BEPC exchangeable shares will continue to have all of the rights provided for in the BEPC articles but will no longer be entitled to rely on the Secondary Exchange Rights.

Redemption

The BEPC board will have the right upon sixty (60) days’ prior written notice to holders of BEPC exchangeable shares to redeem all of the then outstanding BEPC exchangeable shares at any time and for any reason, in its sole direction and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of BEPC exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the BEP units in a take-over bid (as defined by applicable securities law); (iii) unitholders of BEP approve an acquisition of BEP by way of arrangement or amalgamation; (iv) unitholders of BEP approve a restructuring or other reorganization of BEP; (v) there is a sale of all or substantially all of BEP’s assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of BEPC and the shareholders of BEPC, that may result in adverse tax consequences for BEPC or the shareholders of BEPC; or (vii) the BEPC board, in its sole discretion, concludes that the unitholders of BEP or holders of BEPC exchangeable shares are adversely impacted by a fact, change or other circumstance relating to BEPC. For greater certainty, unitholders of BEP do not have the ability to vote on such redemption and the BEPC board’s decision to redeem all of the then outstanding BEPC exchangeable shares will be final. In addition, the holder of BEPC class B shares may deliver a notice to BEPC specifying a redemption date upon which BEPC shall redeem all of the then outstanding BEPC exchangeable shares, and upon sixty (60) days’ prior written notice from BEPC to holders of the BEPC exchangeable shares and without the consent of holders of BEPC exchangeable shares, BEPC shall be required to redeem all of the then outstanding BEPC exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of BEPC exchangeable shares shall be entitled to receive pursuant to such redemption one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any.

Notwithstanding the foregoing, upon any redemption event, BEP may elect to acquire all of the outstanding BEPC exchangeable shares in exchange for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Primary Exchange Right—Adjustments to Reflect Certain Capital Events”). BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Liquidation

Upon any liquidation, dissolution or winding up of BEPC, and subject to the prior rights of holders of all classes and series of BEPC preferred shares and any other class of shares of BEPC ranking in priority or ratably with the BEPC exchangeable shares and after the payment in full to any holder of BEPC exchangeable shares that has submitted a notice of the exercise of the exchange rights described above or any holder of BEPC class C shares that has submitted a notice of Class C retraction at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the BEPC class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up), the holders of BEPC exchangeable shares shall be entitled to one BEP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Primary Exchange Right—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BEPC). If, upon any such liquidation, dissolution or winding up, the assets of BEPC are insufficient to make such payment in full, then the assets of BEPC will be distributed among the holders of BEPC exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BEPC, BEP may elect to acquire all of the outstanding BEPC exchangeable shares for one BEP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Primary Exchange Right—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEPC. BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Automatic Redemption upon Liquidation of BEP

Upon any liquidation, dissolution or winding up of BEP, including where substantially concurrent with a liquidation, dissolution or winding up of BEPC, all of the then outstanding BEPC exchangeable shares may be automatically redeemed by BEPC, in its sole absolute and discretion, on the day prior to the liquidation, dissolution or winding up of BEP. In such case each holder of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Primary Exchange Right—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding the announcement of such redemption plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of BEPC).

Notwithstanding the foregoing, upon any such redemption, BEP may elect to acquire all of the outstanding BEPC exchangeable shares in exchange for one BEP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Primary Exchange Right—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEP. BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Registration Rights Agreement

Prior to the completion of the Special Distribution, BEP, BEPC and Brookfield will enter into a registration rights agreement, comparable to the registration rights agreement existing between Brookfield and BEP. Under the such registration rights agreement, BEPC and BEP will agree that, upon the request of Brookfield, BEPC and BEP will, as necessary take such actions to register for sale and qualify for distribution under applicable securities laws any of the BEPC exchangeable shares held by Brookfield and the underlying BEP units that may be issued or delivered to satisfy any exchange, redemption or purchase of BEPC exchangeable shares (including, if applicable, in connection with liquidation, dissolution or winding up of BEPC). In the registration rights agreement, BEPC will agree to pay expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration statement. This prospectus constitutes a prospectus of BEP with respect to the delivery of BEP units to holders of BEPC exchangeable shares upon exchange, redemption or purchase, as applicable, of the BEPC exchangeable shares as contemplated by the registration rights agreement.

DESCRIPTION OF BEP’S CAPITAL STRUCTURE

The following is a description of the material terms of the BEP units and a summary of certain terms of BEP’s limited partnership agreement, as amended (the “limited partnership agreement”), which is incorporated herein by reference. For more information on the limited partnership agreement, see Item 10.B, “Additional Information—Memorandum and Articles of Association—Description of Our Units, Preferred Units and the Amended and Restated Limited Partnership Agreement of BEP” in our Annual Report, which is incorporated by reference herein.

BEP’s authorized partnership interests consist of an unlimited number of BEP units and any additional partnership interests representing limited partnership interests of the partnership that may be issued, including preferred units. As of the date of this prospectus, there were approximately 179,016,978 BEP units outstanding (or 308,675,601 BEP units assuming the exchange of all Redeemable/Exchangeable partnership units), 2,885,496 class A preferred units (series 5) outstanding, 7,000,000 class A preferred units (series 7) outstanding, 8,000,000 class A preferred units (series 9) outstanding, 10,000,000 class A preferred units (series 11) outstanding, 10,000,000 class A preferred units (series 13) outstanding, 7,000,000 class A preferred units (series 15) outstanding and 8,000,000 class A preferred units (Series 17) outstanding. The Redeemable/Exchangeable partnership units are subject to a redemption-exchange mechanism pursuant to which BEP units may be issued in exchange for Redeemable/Exchangeable partnership units on a one for one basis. Brookfield owns, directly and indirectly, approximately 57% of BEP assuming the exchange of all of Brookfield’s Redeemable/Exchangeable partnership units. Assuming the TERP acquisition is completed, and if all of the public TERP shares are exchanged for BEP units, there will be approximately 220,531,617 BEP units outstanding (or 350,190,240 BEP units assuming the exchange of all of the Redeemable/Exchangeable partnership units). If all of the public TERP shares are exchanged for BEP units pursuant to the TERP acquisition, Brookfield will own, directly or indirectly, approximately 50.5% of BEP assuming the exchange of all of Brookfield’s Redeemable/Exchangeable partnership units.

The BEP units are non-voting limited partnership interests in BEP. Holders of BEP units are not entitled to the withdrawal or return of capital contributions in respect of the BEP units, except to the extent, if any, that distributions are made to such holders pursuant to BEP’s limited partnership agreement or upon the liquidation of BEP as described in our Annual Report or as otherwise required by applicable law. Except to the extent expressly provided in BEP’s limited partnership agreement, a holder of BEP units will not have priority over any other holder of BEP units, either as to the return of capital contributions or as to profits, losses or distributions. The BEP units rank junior to the currently outstanding preferred units of BEP with respect to priority in the payment of distributions and in the distribution of the assets of BEP in the event of the liquidation, dissolution or winding-up of BEP, whether voluntary or involuntary, as further described in our Annual Report. Holders of BEP units will not be granted any preemptive or other similar right to acquire additional interests in BEP. In addition, holders of BEP units do not have any right to have their BEP units redeemed by BEP. For a more detailed description of the BEP units, please refer to our Annual Report, as updated by our subsequent filings with the SEC that are incorporated herein by reference.

Further, subject to the terms of any preferred units of BEP then outstanding, our limited partnership agreement authorizes us to establish one or more classes, or one or more series of any such classes of preferred units of BEP with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of preferred units of BEP, such as the Class A Preferred Units), as shall be determined by BEP’s general partner in its sole discretion, including: (i) the right to share in our profits and losses or items thereof; (ii) the right to share in our distributions; (iii) the rights upon our dissolution and liquidation; (iv) whether, and the terms and conditions upon which, we may or shall be required to redeem preferred units (including sinking fund provisions); (v) whether such preferred unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each preferred unit will be issued, evidenced by certificates and assigned or transferred; and (viii) the requirement, if any, of each such preferred unit to consent to certain partnership matters.

COMPARISON OF RIGHTS OF HOLDERS OF BEPC EXCHANGEABLE SHARES AND BEP UNITS

BEPC is a corporation existing under British Columbia law. BEP is an exempted limited partnership existing under Bermuda law. The rights of holders of BEPC exchangeable shares will be governed by the Business Corporations Act (British Columbia) (“BCBCA”) and the BEPC articles. The rights of holders of the BEP units are governed by BEP’s limited partnership agreement and certain provisions of Bermuda law.

The following comparison is a summary of certain material differences between the rights of holders of BEPC exchangeable shares and holders of the BEP units under the governing documents of BEPC and BEP and the applicable laws noted above. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the BCBCA; (ii) the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and the Bermuda Partnership Act 1902; (iii) the BEPC articles; (iv) BEP’s limited partnership agreement; and (v) the bye-laws of BEP’s general partner.

This section does not include a complete description of all of the differences between the rights of holders of BEPC exchangeable shares and holders of the BEP units, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of British Columbia law and Bermuda law, as well as the governing documents of each of BEPC and BEP, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner of BEP units to whom this prospectus is delivered, by following the instructions listed under “Where You Can Find More Information”.

	BEPC EXCHANGEABLE SHARES	BEP UNITS
Corporate Governance	BEPC is a corporation formed under the laws of the Province of British Columbia. The rights of holders of BEPC exchangeable shares will be governed by the BCBCA and the BEPC articles.

BEP is a Bermuda-exempted limited partnership registered under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992. BEP’s limited partnership agreement provides for the management and control of BEP by a general partner, BEP’s general partner.

Authorized Capital

BEPC is authorized to issue an unlimited number of: (i) BEPC exchangeable shares; (ii) BEPC class B shares; (iii) BEPC class C shares; (iv) class A senior preferred shares, issuable in series, and (v) class B junior preferred shares, issuable in series. All BEPC exchangeable shares, BEPC class B shares, BEPC class C shares, class A senior preferred shares and class B junior preferred shares will be issued without par value. The number of authorized BEPC exchangeable shares can be changed in accordance with the BEPC articles or, if the BEPC articles are silent, by special resolution, in accordance with s. 54(3)(c) of the BCBCA.

Subject to the BEPC articles, including the terms of the shares then outstanding,

BEP’s interests consist of the general partner unit, which represents the general partnership interest, the BEP units and the preferred units, representing limited partnership interests in BEP, and any additional partnership interests representing limited partnership interests that it may issue in the future.

BEP’s general partner has broad rights to cause BEP to issue additional partnership interests and may cause BEP to issue additional partnership interests (including new classes of partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose, at any time and on such terms and conditions as it may determine without the approval of any

	BEPC EXCHANGEABLE SHARES	BEP UNITS

the BEPC board has broad rights to issue additional shares (including new classes of shares and options, rights, warrants, and appreciation rights relating to such shares) for any purpose, at any time and on such terms and conditions as it may determine without the approval of any shareholders. Any additional shares may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of shares) as may be determined by the BEPC board in its sole discretion.

Any amendment or modification that would reasonably be expected to impact the economic equivalence of a BEPC exchangeable share with a BEP unit requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield, voting as a class or, in the event that there is more than one non-overlapping director of BEPC, the approval of a majority of such non-overlapping directors.

limited partners, subject to the terms of any preferred units then outstanding. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by BEP’s general partner in its sole discretion, all without the approval of BEP’s limited partners.

Voting Rights

Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares, will vote together and not as separate classes. Each holder of a BEPC exchangeable share will be entitled to cast one vote per BEPC exchangeable share on all matters submitted to a vote. On each such matter, the holders of BEPC class B shares will be entitled to cast a number of votes per BEPC class B share equal to three times the number of BEPC exchangeable shares issued and outstanding divided by the number of BEPC class B shares then issued and outstanding. As Brookfield Renewable will hold all of the BEPC class B shares, it will hold 75% of the votes eligible to be cast on all matters where the BEPC exchangeable shares and BEPC class B shares vote together.

Limited partners are not entitled to vote on matters relating to BEP, although holders of BEP units are entitled to consent to certain matters with respect to certain amendments to BEP’s limited partnership agreement and certain matters with respect to the withdrawal of BEP’s general partner. Each BEP unit entitles the holder thereof to one vote for the purposes of any approvals of holders of BEP units. In addition to their rights under BEP’s limited partnership agreement, limited partners have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules.

	BEPC EXCHANGEABLE SHARES	BEP UNITS

At any time that no BEPC exchangeable shares are outstanding and for any vote held only in respect of the BEPC class B shares, the holder of the BEPC class B shares will be entitled to cast one vote per BEPC class B share. Quorum for the transaction of business at a meeting of shareholders is at least two shareholders who, whether present in person or represented by proxy, in the aggregate, hold at least 25% of the votes attached to the shares entitled to be voted at the meeting. If there is only one shareholder entitled to vote at a meeting of shareholders, the quorum will be one holder of BEPC class B shares.

Size of Board

The BEPC board is expected to be set at seven (7) directors. The BEPC board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of BEPC’s shareholders and subject to the BEPC articles. BEPC expects that the BEPC board will mirror the board of directors of the general partner of BEP, except for one additional non-overlapping director to assist BEPC with, among other things, resolving any conflicts that may arise from its relationship with Brookfield Renewable. Eleazar de Carvalho Filho will initially serve as the non-overlapping member of the BEPC board. Mr. de Carvalho Filho has served on the board of directors of the general partner of BEP since November 2011 and will resign from such board of directors prior to the Special Distribution.

At least three (3) directors and at least a majority of the directors holding office must be independent of BEPC, as determined by the full board using the standards for independence established by the NYSE.

BEP’s general partner board is currently set at seven (7) directors, but is expected to be set at six (6) directors following the expected resignation of Eleazar de Carvalho Filho prior to the Special Distribution. The board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of the shareholders of BEP’s general partner and subject to its bye-laws. At least three (3) directors and at least a majority of the directors holding office must be independent of BEP’s general partner and Brookfield, as determined by the full board of directors using the standards of independence established by NYSE.

Election and Removal of Directors

The BEPC board is elected by the shareholders of BEPC and each of BEPC’s current directors will serve until immediately before the election or appointment of directors at the next annual meeting of shareholders of BEPC or his or her death, resignation or removal from office, whichever occurs first. Vacancies on the BEPC board may be filled and additional

BEP’s general partner’s board of directors was elected by its shareholder and each of its current directors will serve until the close of the next annual meeting of shareholders of BEP’s general partner or his or her death, resignation or removal from office, whichever occurs first. Vacancies on BEP’s general partner’s board of directors may be filled and additional directors may be added

	BEPC EXCHANGEABLE SHARES	BEP UNITS

directors may be added by a resolution of BEPC’s shareholders or a vote of the directors then in office. A director may be removed from office by a special resolution duly passed by BEPC’s shareholders or a resolution of the directors if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of BEPC and does not promptly resign. A director will be automatically removed from the BEPC board if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes disqualified by law from acting as a director pursuant to the BCBCA.

by a resolution of the shareholders of BEP’s general partner or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by the shareholders of BEP’s general partner or, if the director has been absent without leave from three consecutive meetings of the board of directors, by a written resolution requesting resignation signed by all other directors then holding office. A director will be automatically removed from the board of directors if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes prohibited by law from acting as a director.

Process to Amend the Governing Instruments

BEPC may from time to time amend, modify or repeal any provision contained in the BEPC articles in a manner authorized by the BCBCA.

Under the BCBCA, alteration of the notice of articles generally requires authorization by either court order, by a two-thirds (2/3rds) vote of all voting shares or by the methods specified in the BEPC articles. Certain alterations to matters such as changes to company name or address or a change in directors will not require authorization by the above-mentioned methods. Specific alterations such as those of a nature affecting a particular class or series in a manner that would prejudice or interfere with the rights of such class or series, will entitle the affected class or series to consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

Under the BCBCA, BEPC may resolve to alter the BEPC articles by the type of resolution specified in the BCBCA, if not specified in the BCBCA, by the type of resolution specified in the BEPC articles or if neither the BCBCA or the BEPC articles specify the type of resolution, by a two-thirds (2/3rds) vote of all voting shares; provided however, if such alteration would prejudice or interfere with the rights of a particular class or series, such class or series must consent by special resolution to the

Amendments to BEP’s limited partnership agreement may be proposed only by or with the consent of BEP’s general partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, BEP’s general partner must seek approval of a majority of outstanding BEP units required to approve the amendment, either by way of a meeting of the limited partners to consider and vote upon the proposed amendment or by written approval.

No amendment may be made that would: (i) enlarge the obligations of any limited partner without its consent, except any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be approved by at least a majority of the type or class of partnership interests so affected; or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by BEP to, BEP’s general partner or any of its affiliates without the consent of BEP’s general partner, which may be given or withheld in its sole discretion. The provision of BEP’s limited partnership agreement preventing the amendments having the effects described in clauses (i) and (ii) above can be amended upon the

BEPC EXCHANGEABLE SHARES	BEP UNITS
alteration, whether or not such class or series otherwise carries the right to vote.

approval of the holders of at least 90% of the outstanding BEP units.

Subject to applicable law, BEP’s general partner may generally make amendments to BEP’s limited partnership agreement without the approval of any limited partner to reflect: (i) a change in the name of BEP, the location of its registered office or its registered agent; (ii) the admission, substitution or withdrawal of partners in accordance with BEP’s limited partnership agreement; (iii) a change that BEP’s general partner determines is reasonable and necessary or appropriate for BEP to qualify or to continue its qualification as an exempted limited partnership under the laws of Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction or is necessary or advisable in the opinion of BEP’s general partner to ensure that BEP will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes; (iv) an amendment that BEP’s general partner determines to be necessary or appropriate to address certain changes in tax regulations, legislation or interpretation; (v) an amendment that is necessary, in the opinion of BEP’s counsel, to prevent BEP or BEP’s general partner or its directors or officers, from in any manner being subjected to the provisions of the Investment Company Act, or similar legislation in other jurisdictions; (vi) subject to the terms of any preferred units then outstanding, an amendment that BEP’s general partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership securities; (vii) any amendment expressly permitted in BEP’s limited partnership agreement to be made by BEP’s general partner acting alone; (viii) any amendment that BEP’s general partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by BEP of, or its investment in, any corporation, partnership,

BEPC EXCHANGEABLE SHARES	BEP UNITS

joint venture, limited liability company or other entity, as otherwise permitted by BEP’s limited partnership agreement; (ix) a change in BEP’s fiscal year and related changes; or (x) any other amendments substantially similar to any of the matters described in (i) through (ix) above.

In addition, BEP’s general partner may make amendments to BEP’s limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of BEP’s general partner: (i) do not adversely affect BEP’s limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect; (ii) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental agency or judicial authority; (iii) are necessary or appropriate to facilitate the trading of the BEP units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the BEP units are or will be listed for trading; (iv) are necessary or appropriate for any action taken by BEP’s general partner relating to splits or combinations of BEP units under the provisions of BEP’s limited partnership agreement; or (v) are required to effect the intent of the provisions of the Combination Agreement (as defined in BEP’s limited partnership agreement), BEP’s limited partnership agreement or are otherwise contemplated by BEP’s limited partnership agreement.

BEP’s general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described in the preceding two paragraphs should occur. No other amendments to BEP’s limited partnership agreement will become effective without the approval of holders of at least 90% of the BEP units, unless BEP obtains an opinion of counsel to the effect that the amendment will not (i) cause BEP to be

	BEPC EXCHANGEABLE SHARES	BEP UNITS

treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes BEP’s general partner has not made the election described below under the section entitled “Qualification”), or (ii) affect the limited liability under the Bermuda Limited Partnership Act 1883 of any of BEP’s limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.

In addition, any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Special Meetings of the Shareholders

A special meeting of the shareholders for any purpose or purposes may be called only by the BEPC board on a date not less than twenty-one (21) days nor more than two (2) months after the sending of the notice of the meeting to each shareholder of record entitled to vote at such meeting.

BEP’s general partner may call special meetings of the limited partners at a time and place outside of Canada determined by BEP’s general partner on a date not less than ten (10) days nor more than sixty (60) days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by BEP’s general partner (which may not be less than ten (10) nor more than sixty (60) days before the meeting) are entitled to notice of any meeting.

Written Consent in Lieu of Meeting

Under the BCBCA, generally, shareholder action without a meeting may only be taken by consent resolution of the shareholders entitled to vote on the resolution: with a written consent executed by shareholders holding two-thirds (2/3rds) of the shares that carry the right to vote at general meetings being effective to approve an action requiring an ordinary resolution; or with a written consent executed by all shareholders that carry the right to vote at general

Written consents may be solicited only by or on behalf of BEP’s general partner. Any such consent solicitation may specify that any written consents must be returned to BEP within the time period, which may not be less than twenty (20) days, specified by BEP’s general partner.

For purposes of determining holders of partnership interests entitled to provide consents to any action described above,

	BEPC EXCHANGEABLE SHARES	BEP UNITS

meetings or by all of the shareholders holding shares of the applicable class or series of shares, as the case may be, being effective to approve an action requiring a special resolution or an exceptional resolution.

BEP’s general partner may set a record date, which may be not less than ten (10) nor more than sixty (60) days before the date by which record holders are requested in writing by BEP’s general partner to provide such consents. Only those holders of partnership interests on the record date established by BEP’s general partner will be entitled to provide consents with respect to matters as to which a consent right applies.

Limitation of Liability and Indemnification of Directors and Officers

No director will be personally liable to BEPC or its shareholders for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted under the BCBCA. Under the BCBCA, no provision in the BEPC articles or other contract relieves a director or officer from (i) the duty to act in accordance with the BCBCA and the regulations, or (ii) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to BEPC.

To the fullest extent permitted by law, BEPC will indemnify any present or former director or officer of BEPC (or a person serving as a director or officer of another corporation that is or was an affiliate BEPC), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred.

Subject to the BCBCA, BEPC may agree to indemnify and may indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action relating to the performance of services of such person for BEPC, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including

Under BEP’s limited partnership agreement, BEP is required to indemnify to the fullest extent permitted by law BEP’s general partner and any of its affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any person who serves on a governing body of a holding entity or operating entity of BEP and any other person designated by BEP’s general partner as an indemnified person, in each case, against all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with BEP’s investments and activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under BEP’s limited partnership agreement: (i) the liability of such persons has been limited to the fullest extent permitted by law, except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors of BEP’s general partner will not constitute a breach of BEP’s limited partnership agreement or any duties stated or implied by law or equity, including

BEPC EXCHANGEABLE SHARES	BEP UNITS

attorneys’ fees and disbursements), actually and reasonably incurred.

BEPC may enter into agreements with any such person to provide such indemnification. The right to indemnification includes the right to be paid by BEPC the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by BEPC within sixty (60) days after the receipt by BEPC of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the BEPC articles).

BEPC will not indemnify any present or former director or officer of BEPC for acts of bad faith, fraud, willful misfeasance, gross negligence, knowing violation of law or reckless disregard of the director’s duties or for any act for which indemnification is specifically prohibited under the BCBCA.

fiduciary duties. BEP’s limited partnership agreement requires BEP to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

BEP’s general partner’s bye-laws provide that, as permitted by the laws of Bermuda, it will pay or reimburse an indemnified person’s expenses in advance of a final disposition of a proceeding for which indemnification is sought.

Under BEP’s general partner’s bye-laws, BEP’s general partner is required to indemnify, to the fullest extent permitted by law, its affiliates, directors, officers, resident representatives, shareholders, employees or any of its subsidiaries and certain others against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with BEP’s investments and activities or in respect of or arising from their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under BEP’s general partner’s bye-laws: (i) the liability of such persons has been limited to the fullest extent permitted by law and except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors will not constitute a breach of any duties stated or implied by law or equity, including fiduciary duties. BEP’s general partner’s bye-laws require it to advance funds to pay the expenses of an indemnified

	BEPC EXCHANGEABLE SHARES	BEP UNITS
person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

Dividends and Distributions

Pursuant to the BEPC articles and subject to the prior rights of holders of all classes and series of BEPC preferred shares at the time outstanding having prior rights as to dividends, each BEPC exchangeable share will entitle its holder to the BEPC exchangeable dividend, in a cash amount equal in value to (i) the amount of any distribution made on a BEP unit multiplied by (ii) the conversion factor determined in accordance with the BEPC articles and in effect on the date of declaration of such dividend (which conversion factor will initially be one, subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP). See “Exchanges of BEPC Exchangeable Shares for BEP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events”. The record and payment dates for the dividends upon the BEPC exchangeable shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for distributions on the BEP units.

If the full amount of a BEPC exchangeable dividend is not declared and paid concurrent with a distribution on the BEP units, then the undeclared or unpaid amount of such BEPC exchangeable dividend shall accrue and accumulate (without interest), whether or not BEPC has earnings, whether or not there are funds legally available for the payment thereof and whether or not such exchangeable dividend has been declared or authorized. Any BEPC exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid BEPC exchangeable dividends due which remain payable, which we refer to as unpaid accrued dividends.

Distributions to partners of BEP will be made in accordance with their Percentage Interests (as defined in BEP’s limited partnership agreement) only as determined by the general partner in its sole discretion in accordance with BEP’s limited partnership agreement. However, the general partner will not be permitted to cause BEP to make a distribution if BEP does not have sufficient cash on hand to make the distribution, the distribution would render BEP insolvent, or if, in the opinion of the general partner, the distribution would leave BEP with insufficient funds to meet any future or contingent obligations, or the distribution would contravene applicable laws.

Subject to the terms of any preferred units outstanding, the general partner has sole authority to determine whether BEP will make distributions and the amount and timing of these distributions.

BEP has a distribution reinvestment plan for holders of its BEP units who are resident in Canada and the United States. Holders of BEP units who are not resident in Canada or the United States may participate in the distribution reinvestment plan provided that there are not any laws or governmental regulations that may limit or prohibit them from doing so.

Exchange by Holder	At any time after the distribution date, holders of BEPC exchangeable shares shall have the right to exchange all or a portion of their BEPC exchangeable shares for one	N/A.

	BEPC EXCHANGEABLE SHARES	BEP UNITS

BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) or its cash equivalent based on the NYSE closing price of one BEP unit on the date of the request for exchange (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of BEPC). See “Exchanges of BEPC Exchangeable Shares for BEP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events”.

BEP may elect to satisfy BEPC’s exchange obligation by acquiring all of the tendered BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of BEP). See “Exchanges of BEPC Exchangeable Shares for BEP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events”.

Redemption by Issuer

The BEPC board will have the right upon sixty (60) days’ prior written notice to holders of BEPC exchangeable shares to redeem all of the then outstanding BEPC exchangeable shares at any time and for any reason, in its sole discretion, subject to applicable law, including without limitation following the occurrence of certain redemption events described in “Exchanges of BEPC Exchangeable Shares for BEP Units—Redemption”. In addition, the holder of BEPC class B shares may deliver a notice to BEPC specifying a redemption date upon which BEPC shall redeem all of the then outstanding BEPC exchangeable shares, and upon sixty (60) days’ prior written notice from BEPC to holders of the BEPC exchangeable shares and without the consent of holders of BEPC exchangeable shares,

N/A

	BEPC EXCHANGEABLE SHARES	BEP UNITS

BEPC shall be required to redeem all of the then outstanding BEPC exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) plus all unpaid accrued dividends, if any. See “Exchanges of BEPC Exchangeable Shares for BEP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events”.

Upon any liquidation, dissolution or winding up of BEP, including where substantially concurrent with a liquidation, dissolution or winding up of BEPC, all of the then outstanding BEPC exchangeable shares may be automatically redeemed by BEPC, in its sole and absolute discretion on the day prior to the liquidation, dissolution or winding up of BEP. In such case each holder of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BEPC) plus all unpaid accrued dividends. See “Exchanges of BEPC Exchangeable Shares for BEP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events”.

Qualification	N/A

If BEP’s general partner determines in its sole discretion that it is no longer in BEP’s best interests to continue as a partnership for U.S. federal income tax purposes, BEP’s general partner may elect to treat BEP as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Liquidation	Upon any liquidation, dissolution or winding up of BEPC, and subject to the prior rights	BEP will terminate upon the earlier to occur of: (i) the date on which all of BEP’s assets

BEPC EXCHANGEABLE SHARES	BEP UNITS

of holders of BEPC preferred shares and any other class of shares of BEPC ranking in priority or ratably with the BEPC exchangeable shares and after the payment in full to (i) any holder of BEPC exchangeable shares that has submitted a notice of the exercise of the exchange rights described above or any holder of BEPC class C shares that has submitted a notice of Class C retraction at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the BEPC class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid accrued dividends, the holders of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP described in this document) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BEPC). If, upon any such liquidation, dissolution or winding up, the assets of BEPC are insufficient to make such payment in full, then the assets of BEPC will be distributed among the holders of BEPC exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BEPC, BEP may elect to acquire all of the outstanding BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) plus all unpaid accrued dividends, if any. See “D Exchanges of BEPC Exchangeable Shares for BEP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events”. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date have been disposed of or otherwise realized by BEP and the proceeds of such disposals or realizations have been distributed to partners; (ii) the service of notice by BEP’s general partner, with the special approval of a majority of its independent directors, that in its opinion the coming into force of any law, regulation or binding authority renders illegal or impracticable the continuation of BEP; and (iii) at the election of BEP’s general partner, if BEP, as determined by BEP’s general partner, is required to register as an “investment company” under the Investment Company Act or similar legislation in other jurisdictions.

BEP will be dissolved upon the withdrawal of BEP’s general partner as the general partner of BEP (unless a successor entity becomes the general partner pursuant to BEP’s limited partnership agreement) or the date on which any court of competent jurisdiction enters a decree of judicial dissolution of BEP or an order to wind-up or liquidate BEP’s general partner without the appointment of a successor in compliance with BEP’s limited partnership agreement. BEP will be reconstituted and continue without dissolution if within thirty (30) days of the date of dissolution (and provided a notice of dissolution has not been filed with the Bermuda Monetary Authority), a successor general partner executes a transfer deed pursuant to which the new general partner assumes the rights and undertakes the obligations of the general partner, but only if BEP receives an opinion of counsel that the admission of the new general partner will not result in the loss of limited liability of any limited partner.

Upon BEP’s dissolution, unless BEP is continued as a new limited partnership, the liquidator authorized to wind-up BEP’s affairs will, acting with all of the powers of BEP’s general partner that the liquidator deems necessary or appropriate in its judgment, liquidate BEP’s assets and apply the proceeds of the liquidation first, to discharge BEP’s liabilities as provided in its limited partnership agreement and by law,

	BEPC EXCHANGEABLE SHARES	BEP UNITS
of the liquidation, dissolution or winding up of BEPC.

then to the preferred units up to the amount of the liquidation entitlement of the preferred units, and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator.

The liquidator may defer liquidation of BEP’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of BEP’s assets would be impractical or would cause undue loss to the partners.

Conversion	At any time after the distribution date, BEP, or any of its controlled subsidiaries, will be entitled to convert each held exchangeable share to a BEPC class C share on a one-for-one basis.	N/A

Fiduciary Duties

The directors of BEPC have three principal responsibilities under the BCBCA and the BEPC articles, being (i) the duty to manage, (ii) the fiduciary duty, which is to act honestly and in good faith with a view to the best interests of BEPC, and (iii) the duty of care, which is to exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.

A general partner is required to act in good faith and in a manner which it reasonably believes to be in the best interests of a partnership. BEP’s limited partnership agreement contains various express provisions that modify, waive and/or limit the fiduciary duties that might otherwise be owed to BEP and the limited partners. These modifications inter alia restrict the remedies available for actions that might otherwise constitute a breach of fiduciary duty and permit the general partner of BEP to take into account the interests of third parties, including Brookfield, when resolving conflicts of interest.

Protection of Shareholders

Under the BCBCA, pursuant to the oppression remedy, any holder of BEPC exchangeable shares may apply to court for an order where the affairs of BEPC are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or where there has been some act of BEPC that is unfairly prejudicial to one or more of the shareholders. Under the BCBCA, pursuant to the derivative action remedy, a shareholder (including a beneficial shareholder) may bring an action in the name of and on behalf of BEPC to enforce a right, duty or obligation owed to

There is no oppression remedy or derivative action remedy available under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992.

There is no oppression remedy or derivative action remedy available under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992.

Furthermore, BEP’s limited partnership agreement also stipulates that unless otherwise determined by the general partner of BEP, a Person (as defined in the limited partnership agreement) shall not have pre-emptive, preferential or other similar

	BEPC EXCHANGEABLE SHARES	BEP UNITS
	BEPC that could be enforced by BEPC itself or to obtain damages for any such breach of right, duty or obligation.	rights in respect to the issuance of a BEP unit.

Takeover Bids. Issuer Bids and Tender Offers

The BEPC exchangeable shares are not BEP units and will not be treated as BEP units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of BEPC exchangeable shares will not be entitled to participate in an offer or bid made to acquire BEP units unless such offer has been extended to holders of BEPC exchangeable shares.

The BEP units are not BEPC exchangeable shares and will not be treated as BEPC exchangeable shares for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of BEP units will not be entitled to participate in an offer or bid made to acquire the BEPC exchangeable shares unless such offer has been extended to holders of BEP units.

Transfer Restrictions

No holder of BEPC exchangeable shares shall transfer to any Person such number of BEPC exchangeable shares such that, after giving effect to the transfer, the transferee, together with its affiliates, would hold a direct and/or indirect interest in voting securities carrying 10% or more of the voting rights attached to all voting securities of BEPC without the prior approval of the Federal Energy Regulatory Commission, to the extent required.

N/A.

Choice of Forum for Securities Act Claims

BEPC’s articles provide that unless BEPC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In the absence of this provision, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.

BEP’s limited partnership agreement will be amended on the closing of the Special Distribution to provide that unless BEP consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In the absence of this provision, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.

SELLING UNITHOLDER

The table below sets forth information regarding beneficial ownership of BEP units by the selling unitholder as of March 31, 2020.

Pursuant to Rule 13d-4 under the Exchange Act, the statements concerning voting and dispositive power concerning the BEP units included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such BEP units.

Selling unitholder	BEP units beneficially owned(1)	Percentage of BEP units Outstanding(2)	Maximum number of BEP units that may be delivered by Brookfield in satisfaction of exchange obligation following the Special Distribution	Percentage after maximum number of BEP units are delivered by Brookfield in satisfaction of exchange obligation following the Special Distribution(3)	Maximum number of BEP units that may be delivered by Brookfield in satisfaction of exchange obligation following the Special Distribution and the TERP acquisition(3)(4)	Percentage after maximum number of BEP units are delivered by Brookfield in satisfaction of exchange obligation following the Special Distribution and the TERP acquisition(3)(4)
Brookfield Asset Management Inc.(1)	175,491,567	56.9%	77,800,000	31.6%	119,400,000	18.2%

(1)

Consists of 45,832,944 BEP units and 129,658,623 Redeemable/Exchangeable partnership units. In addition, Brookfield has an indirect general partnership interest in BEP and BRELP through its indirect wholly-owned subsidiary Brookfield Renewable Power Inc. The table excludes any BEPC exchangeable shares to be issued to Brookfield in connection with the Special Distribution. The address of Brookfield is Brookfield Place, Suite 300, 181 Bay Street, P.O. Box 762, Toronto, Ontario M5J 2T3.

(2)	The percentage of beneficial ownership is based on 179,016,978 BEP units outstanding and an aggregate of 129,658,623 redeemable partnership units of BRELP held by Brookfield.
(3)

The percentage shown assumes that all exchange requests of BEPC exchangeable shares are satisfied in reliance on the Secondary Exchange Rights and no BEP units are delivered by BEP or BEPC in satisfaction of exchange requests on the BEPC exchangeable shares. BEP and BEPC currently intend to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units rather than cash.

(4)	Assumes all of the public TERP shares are acquired in exchange for BEPC exchangeable shares.

For a description of our relationship with Brookfield as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with Brookfield, please see Item 7.B, “Related Party Transactions” in our Annual Report, which is incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance by BEP or delivery by BEPC or Brookfield of up to an aggregate of BEP units, in each case in connection with the satisfaction of exchange requests by a holder of BEPC exchangeable shares of BEPC. No broker, dealer or underwriter has been engaged in connection with any such exchange. We will pay all expenses of effecting the exchanges pursuant to this prospectus.

For more information, see “Exchange of BEPC exchangeable shares for BEP Units”.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This summary discusses material United States federal income tax considerations for holders relating to the exchange of BEPC exchangeable shares for BEP units as described in this prospectus as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), on the regulations promulgated thereunder (the “Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary should be read in conjunction with the discussion of the principal U.S. federal income tax considerations associated with the operations of BEP and the purchase, ownership, and disposition of BEP units set forth in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors—Risks Related to Taxation” in our Annual Report. The following discussion is limited as described in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations” in our Annual Report and as described herein.

This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of the BEP units or that will own (directly, indirectly or constructively, applying certain attribution rules) 10% or more of the equity interests (by vote or value) of BEPC, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold BEPC exchangeable shares as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose BEPC exchangeable shares are loaned to a short seller to cover a short sale of BEPC exchangeable shares, U.S. holders whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold BEPC exchangeable shares through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom the BEPC exchangeable shares are not a capital asset, persons who are liable for the alternative minimum tax, and certain U.S. expatriates or former long-term residents of the United States. Except as otherwise specifically provided herein, this summary does not address any tax consequences to holders of preferred units of BEP. The actual tax consequences of the exchange of BEPC exchangeable shares for BEP units may vary depending on a holder’s individual circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of BEPC exchangeable shares who is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) the primary supervision of which is subject to a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of BEPC exchangeable shares, other than a U.S. holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If a partnership holds BEPC exchangeable shares, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold BEPC exchangeable shares should consult an independent tax advisor.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. Each holder should consult an independent tax advisor concerning the U.S. federal, state and local income tax consequences of exchanging BEPC exchangeable shares for BEP units, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of BEP and BRELP

Each of BEP and BRELP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. BEP is publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act of 1940 if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

The general partner of BEP and the general partner of BRELP intend to manage the affairs of BEP and BRELP, respectively, so that BEP will meet the Qualifying Income Exception in each taxable year. Accordingly, the general partner of BEP believes that BEP will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

The remainder of this summary assumes that BEP and BRELP will be treated as partnerships for U.S. federal income tax purposes.

Characterization of the BEPC Exchangeable Shares

The U.S. federal income tax consequences for holders of BEPC exchangeable shares relating to the exchange of BEPC exchangeable shares for BEP units will depend, in part, on whether the BEPC exchangeable shares are, for U.S. federal income tax purposes, treated as stock of BEPC and not as interests in BEP. The general partner of BEP intends to take the position and believes that the BEPC exchangeable shares are properly characterized as stock of BEPC for U.S. federal income tax purposes. However, the treatment of the BEPC exchangeable shares as stock of BEPC is not free from doubt, as there is no direct authority regarding the proper U.S. federal income tax treatment of securities similar to the BEPC exchangeable shares. If the BEPC exchangeable shares are not treated as stock of BEPC and are instead treated as BEP units, then a holder of BEPC exchangeable shares generally would be expected to be taxed in the same manner as a holder of BEP units. The remainder of this summary assumes that the BEPC exchangeable shares will be treated as stock of BEPC for U.S. federal income tax purposes.

Consequences to U.S. Holders

Exchange of BEPC Exchangeable Shares. Subject to the discussion below under the headings “—Exercise of the BEP Call Right” and “—Passive Foreign Investment Company Considerations”, a U.S. holder generally will recognize capital gain or loss upon an exchange at the request of the holder (other than an exchange that is treated as a distribution, as discussed below) of the BEPC exchangeable shares for BEP units equal to the difference between the amount realized upon the exchange and such holder’s adjusted tax basis in the BEPC exchangeable shares so exchanged. The amount realized will equal the amount of cash, if any, plus the fair market value of the BEP units received. Any such capital gain or loss will be long-term capital gain or loss if such holder’s holding period for the BEPC exchangeable shares exceeds one year at the time of the exchange.

Gain or loss recognized by a U.S. holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

The U.S. federal income tax consequences described in the preceding paragraph should also apply to a U.S. holder whose exchange request is satisfied by the delivery of BEP units by Brookfield pursuant to the rights agreement. For the U.S. federal income tax consequences to a U.S. holder whose exchange request is satisfied by the delivery of BEP units pursuant to BEP’s exercise of the BEP call right, see the discussion below under the heading “—Exercise of the BEP Call Right”. The U.S. federal income tax consequences to a U.S. holder whose exchange request is satisfied by the delivery of BEP units by BEPC is described in the following paragraph.

An exchange of BEPC exchangeable shares satisfied by BEPC will result in the recognition of gain or loss by a U.S. holder, as described above, if such exchange is (i) in “complete redemption” of the U.S. holder’s equity interest in BEPC (within the meaning of Section 302(b)(3) of the Code), (ii) a “substantially disproportionate” redemption of stock (within the meaning of Section 302(b)(2) of the Code), or (iii) “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In determining whether any of these tests has been met with respect to the exchange of the BEPC exchangeable shares, each U.S. holder may be required to take into account not only the BEPC exchangeable shares and other equity interests in BEPC actually owned by such holder, but also other equity interests in BEPC that are constructively owned by such holder within the meaning of Section 318 of the Code. If a U.S. holder owns (actually or constructively) only an insubstantial percentage of the total equity interests in BEPC and exercises no control over BEPC’s corporate affairs, such holder may be entitled to sale or exchange treatment on an exchange of the BEPC exchangeable shares if such holder experiences a reduction in its equity interest in BEPC (taking into account any constructively owned equity interests) as a result of the exchange.

If a U.S. holder meets none of the alternative tests of Section 302(b) of the Code, the exchange will be treated as a distribution with respect to BEPC exchangeable shares. Subject to the discussion below under the heading “—Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. holder with respect to BEPC exchangeable shares (including any amounts withheld to pay Canadian withholding taxes) would be included in such holder’s gross income as a dividend to the extent paid out of BEPC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of such distribution exceeds BEPC’s current and accumulated earnings and profits, it would be treated first as a tax-free return of a U.S. holder’s tax basis in its BEPC exchangeable shares, and to the extent the amount of such distribution exceeds such U.S. holder’s tax basis, the excess would be taxed as capital gain. In the event that the exchange is properly treated as a distribution, the amount of the distribution will be equal to the amount of cash, if any, and the fair market value of the BEP units received. Dividends received by non-corporate U.S. holders may be subject to tax at preferential rates applicable to long-term capital gains, provided certain conditions are met.

Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular U.S. holder of BEPC exchangeable shares will depend upon the facts and circumstances as of the time the determination is made, each U.S. holder is urged to consult an independent tax advisor regarding the tax treatment of the exchange of BEPC exchangeable shares for BEP units, including the calculation of such holder’s tax basis in any remaining BEPC exchangeable shares in the event the exchange of BEPC exchangeable shares for BEP units is treated as a distribution.

Exercise of the BEP Call Right. BEP has the right to acquire BEPC exchangeable shares directly from a holder under certain circumstances in exchange for BEP units or cash (the “BEP call right”). The U.S. federal income tax consequences to a U.S. holder of the exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right will depend in part on whether the exchange qualifies as tax-free under Section 721(a) of the Code. For the exchange to so qualify, BEP (i) must be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and

(ii) must not be treated as an investment company for purposes of Section 721(b) of the Code. With respect to the classification of BEP as a partnership, see the discussion above under “Material United States Federal Income Tax Considerations—Partnership Status of BEP and BRELP”.

Section 721(b) of the Code provides that Section 721(a) of the Code will not apply to gain realized on a transfer of property to a partnership which would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. Under Section 351 of the Code and the Treasury Regulations thereunder, a transfer of property will be considered a transfer to an investment company only if (i) the transfer results, directly or indirectly, in “diversification” of the transferor’s interests, and (ii) the transferee is a regulated investment company, a real estate investment trust, or a corporation more than 80% of the value of whose assets are held for investment and (subject to certain exclusions) are stock or securities, as defined in Section 351(e) of the Code. For purposes of this determination, the stock and securities of a corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the subsidiary corporation’s stock by voting power or value. The Treasury Regulations also provide that whether an entity is an investment company ordinarily will be determined by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.

Based on the holders’ rights in the event of the liquidation or dissolution of BEPC (or BEP) and the terms of the BEPC exchangeable shares, which are intended to provide an economic return equivalent to the economic return on BEP units (including identical distributions), and taking into account the expected relative values of BEP’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of BEP currently does not expect a U.S. holder’s transfer of BEPC exchangeable shares in exchange for BEP units pursuant to BEP’s exercise of the BEP call right to be treated as a transfer of property to an investment company within the meaning of Section 721(b) of the Code. Thus, the general partner of BEP currently expects such exchange to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of BEP, and no assurance can be provided as to the position, if any, taken by the general partner of BEP with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by BEP. If BEP were an investment company immediately following the exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right, and such exchange were to result in diversification of interests with respect to a U.S. holder, then Section 721(a) of the Code would not apply with respect to such holder, and such holder would be treated as if such holder had sold in a taxable transaction such holder’s BEPC exchangeable shares to BEP for cash in an amount equal to the value of the BEP units received.

Even if a U.S. holder’s transfer of BEPC exchangeable shares in exchange for BEP units pursuant to BEP’s exercise of the BEP call right qualifies as tax-free under Section 721(a) of the Code, such U.S. holder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of built-in gain by the partnership. If Section 704(c)(1) of the Code applies with respect to a U.S. holder, and such holder fails to disclose to BEP its basis in BEPC exchangeable shares exchanged for BEP units pursuant to the exercise of the BEP call right, then, solely for the purpose of allocating items of income, gain, loss, or deduction under Section 704(c) of the Code, the general partner of BEP intends to use a reasonable method to estimate such holder’s basis in the BEPC exchangeable shares exchanged for BEP units pursuant to the exercise of the BEP call right. To ensure compliance with Section 704(c) of the Code, such estimated basis could be lower than a U.S. holder’s actual basis in its BEPC exchangeable shares. As a result, the amount of gain reported by BEP to the IRS with respect to such U.S. holder in connection with such subsequent transfers could be greater than the correct amount.

If Section 704(c)(1) does not apply as a result of any such subsequent transfers by BEP or BRELP of BEPC exchangeable shares transferred by a U.S. holder for BEP units in an exchange qualifying as tax-free under Section 721(a) of the Code, then such U.S. holder could, nonetheless, be required to recognize part or all of the built-in gain in its BEPC exchangeable shares deferred as a result of such exchange under other provisions of the Code. Under Section 737 of the Code, such U.S. holder could be required to recognize built-in gain if BEP were to distribute any property of BEP other than money (or, in certain circumstances, BEPC exchangeable shares) to such former holder of BEPC exchangeable shares within seven years of exercise of the BEP call right. Under Section 707(a) of the Code, such U.S. holder could also be required to recognize built-in gain in certain circumstances. Section 707(a) of the Code and the Treasury Regulations thereunder create a presumption that any distributions of cash or other property made by a partnership to a partner that contributed property within two years of the distribution will be treated as a payment in consideration for the property otherwise treated as contributed to the partnership in exchange for a partnership interest, with certain limited exceptions, including an exception for “operating cash flow distributions”. For this purpose, an “operating cash flow distribution” is any distribution, including, but not limited to, a complete or partial redemption distribution, that does not exceed the product of the “net cash flow from operations” (as defined in the applicable Treasury Regulations) of the partnership for the year multiplied by the lesser of the partner’s percentage interest in overall partnership profits for that year or the partner’s percentage interest in overall partnership profits for the life of the partnership. If a distribution to a U.S. holder within two years of the transfer of BEPC exchangeable shares in exchange for BEP units is treated as part of a deemed sale transaction under Section 707(a) of the Code, such U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) such U.S. holder’s adjusted tax basis in the BEPC exchangeable shares deemed to have been sold. Such gain or loss will be recognized in the year of the transfer of BEPC exchangeable shares in exchange for BEP units, and, if such U.S. holder has already filed a tax return for such year, such holder may be required to file an amended return. In such a case, the U.S. holder may also be required to report some amount of imputed interest income.

If Section 721(a) of the Code applies to a U.S. holder’s exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right by BEP and none of the special provisions of the Code described in the two preceding paragraphs applies, then such U.S. holder generally should not recognize gain or loss with respect to BEPC exchangeable shares treated as contributed to BEP in exchange for BEP units, except as described below under the heading “—Passive Foreign Investment Company Considerations”. The aggregate tax basis of the BEP units received by such U.S. holder pursuant to the BEP call right would be the same as the aggregate tax basis of the BEPC exchangeable shares (or single undivided portion thereof) exchanged therefor, increased by such holder’s share of BEP’s liabilities, if any. The holding period of the BEP units received in exchange for BEPC exchangeable shares would include the holding period of the BEPC exchangeable shares surrendered in exchange therefor. A U.S. holder who acquired different blocks of BEPC exchangeable shares at different times or different prices should consult an independent tax advisor regarding the manner in which gain or loss should be determined in such holder’s particular circumstances and such holder’s holding period in BEP units received in exchange for BEPC exchangeable shares.

For a general discussion of the U.S. federal income tax consequences to a U.S. holder of owning and disposing of BEP units received in exchange for BEPC exchangeable shares, see the discussion in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations” in our Annual Report. The U.S. federal income tax consequences of exchanging BEPC exchangeable shares for BEP units are complex, and each U.S. holder is urged to consult an independent tax advisor regarding such consequences in light of such holder’s particular circumstances.

Passive Foreign Investment Company Considerations. Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if BEPC is treated as a passive foreign investment company (“PFIC”) for any taxable year during which the U.S. holder holds BEPC exchangeable shares. A non-U.S. corporation, such as BEPC, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains.

Based on its expected income, assets, and activities, BEPC does not expect to be a PFIC for the current taxable year, nor does it expect to become a PFIC in 2021 or for the foreseeable future. However, the determination of whether BEPC is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of BEPC’s income and assets from time to time, there can be no assurance that BEPC will not be considered a PFIC for any taxable year, or that the IRS or a court will agree with BEPC’s determination as to its PFIC status.

If BEPC were a PFIC for any taxable year during which a U.S. holder held BEPC exchangeable shares, then gain recognized by such U.S. holder upon the sale or other taxable disposition of the BEPC exchangeable shares (such as gain from a taxable exchange of BEPC exchangeable shares for BEP units) generally would be allocated ratably over the U.S. holder’s holding period for the BEPC exchangeable shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before BEPC became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. holder on its BEPC exchangeable shares were to exceed 125% of the average of the annual distributions on the BEPC exchangeable shares received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Similar rules would apply with respect to any lower-tier PFICs treated as owned indirectly by a U.S. holder through such holder’s ownership of BEPC exchangeable shares. The same rules generally are expected to apply if BEPC (including any predecessor to BEPC) were classified as a PFIC for any taxable year preceding such distribution, if, during such taxable year, a U.S. holder indirectly owned an equity interest in BEPC through BEP.

Certain elections may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If a U.S. holder were to make an election to treat such holder’s interest in BEPC as a “qualified electing fund” (a “QEF election”) for the first year such holder were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, the U.S. holder would be required to include in income each year a portion of the ordinary earnings and net capital gains of BEPC, even if not distributed to the holder. A QEF election must be made by a U.S. holder on an entity-by-entity basis. To make a QEF election, a U.S. holder must, among other things, (i) obtain a PFIC annual information statement and (ii) prepare and submit IRS Form 8621 with such U.S. holder’s annual income tax return. To the extent reasonably practicable, BEPC intends to make available information related to the PFIC status of BEPC and any other subsidiary of BEPC that BEPC is able to identify as a PFIC with respect to U.S. holders, including information necessary to make a QEF election with respect to each such entity.

In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, a U.S. holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that BEPC or any of its subsidiaries will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity.

Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. holders is uncertain in certain respects, and the PFIC rules remain subject to recently proposed Treasury Regulations yet to be made final. Each U.S. holder should consult an independent tax advisor regarding the application of the PFIC rules, including the foregoing filing requirements and the recently proposed Treasury Regulations, as well as the advisability of making any available election under the PFIC rules, with respect to such holder’s exchange of BEPC exchangeable shares for BEP units.

Additional Tax on Net Investment Income. Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their dividend income and net gains from the disposition of BEPC exchangeable shares. Each U.S. holder that is an individual, estate or trust should consult an independent tax advisor regarding the applicability of this tax to its income and gains in respect of BEPC exchangeable shares.

Foreign Financial Asset Reporting. Certain U.S. holders are required to report information relating to an interest in the BEPC exchangeable shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. Each U.S. holder is urged to consult an independent tax advisor regarding the information reporting obligations, if any, with respect to such holder’s exchange of BEPC exchangeable shares for BEP units.

Information Reporting and Backup Withholding. Distributions on BEPC exchangeable shares made to a U.S. holder and proceeds from the sale or other disposition of BEPC exchangeable shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

The exchange of BEPC exchangeable shares for BEP units by a non-U.S. holder generally will not be subject to U.S. federal income tax. Special rules may apply to any non-U.S. holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in BEP in connection with its U.S. business, (c) a PFIC, (d) a controlled foreign corporation, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Each non-U.S. holder should consult an independent tax advisor regarding the application of these special rules.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO BEP, HOLDERS OF BEP UNITS, BEPC, AND HOLDERS OF BEPC EXCHANGEABLE SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER, AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. EACH HOLDER SHOULD CONSULT AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OF BEPC EXCHANGEABLE SHARES FOR BEP UNITS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following describes the material Canadian federal income tax consequences with respect to the exchange of BEPC exchangeable shares for BEP units as described in this prospectus as of the date hereof by a holder who is the beneficial owner of such BEPC exchangeable shares and, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) deals at arm’s length and is not affiliated with BEPC and BEP and (ii) holds the BEPC exchangeable shares as capital property (a “Holder”). Generally, the BEPC exchangeable shares will be considered to be capital property to a Holder provided the Holder does not hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon the facts as set out in this prospectus, the current provisions of the Tax Act and the regulations thereunder, and the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary should be read in conjunction with the discussion of the material Canadian federal income tax considerations associated with the holding and disposition of BEP units set forth in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Related to Taxation” in BEP’s most recent Annual Report. The following discussion is limited as described in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in BEP’s most recent Annual Report and as described herein.

This summary assumes that at all relevant times (i) the BEPC exchangeable shares will be listed on a “designated stock exchange” in Canada for the purposes of the Tax Act (which currently includes the TSX) and (ii) neither BEP nor BEPC is a “tax shelter” or a “tax shelter investment”, each as defined in the Tax Act. In addition, BEPC expects that at all relevant times, all or substantially all of its property and the BEP units will not be “taxable Canadian property” as defined in the Tax Act. No assurance can be given in relation to the foregoing.

Following the Special Distribution, BEPC will qualify as a “mutual fund corporation” as defined in the Tax Act. BEPC intends to file the necessary election under the Tax Act so that it will be deemed to be a “public corporation” effective from the beginning of its first taxation year, and therefore can qualify as a “mutual fund corporation” throughout its first taxation year. BEPC intends to continue to qualify as a “mutual fund corporation” throughout each taxation year in which BEPC exchangeable shares are outstanding and this summary assumes that will be the case.

This summary also relies as to certain matters on a certificate of an officer of BEPC.

This summary is not applicable to a holder: (i) an interest in which would be a “tax shelter investment” or who holds or acquires BEPC exchangeable shares or BEP units as a “tax shelter investment”, (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules, (iii) that reports its “Canadian tax results” in a currency other than Canadian currency, or (iv) that has entered or will enter into a “derivative forward agreement” in respect of the BEPC exchangeable shares or the BEP units, each as defined in the Tax Act. Furthermore, this summary is not applicable to a holder that is a “controlling corporation” of BEPC (for purposes of subsection 191(1) of the Tax Act), a person with whom the controlling corporation does not deal at arm’s length or a partnership or trust of which the controlling corporation or person with whom the controlling corporation does not deal at arm’s length is a member or beneficiary for purposes of the Tax Act. Such holders should consult their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representation concerning the tax consequences to any particular Holder or prospective Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective Holders should consult their own tax advisors having regard to their particular circumstances.

Generally, for purposes of the Tax Act, all amounts relating to the disposition of BEPC exchangeable shares (including on an exchange for BEP units at the request of a Holder) must be expressed in Canadian currency. Amounts denominated in another currency must be converted into Canadian currency using the applicable rate of exchange (pursuant to the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Taxation of Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times, is resident or deemed to be resident in Canada under the Tax Act (a “Resident Holder”). Certain Resident Holders may be entitled to make, or may have already made, the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem any BEPC exchangeable shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose BEPC exchangeable shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

Exchange of BEPC exchangeable shares. A Resident Holder who disposes of, or who is deemed to dispose of, BEPC exchangeable shares (including on an exchange for BEP units at the request of the Resident Holder), will realize a capital gain (or sustain a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base of such shares and any reasonable costs of disposition.

In general, one-half of a capital gain realized by a Resident Holder in a taxation year must be included in income as a taxable capital gain. One-half of a capital loss realized by a Resident Holder in a taxation year generally must be deducted as an “allowable capital loss” against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years in accordance with the provisions of the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of BEPC exchangeable shares may be reduced by the amount of any dividends received or deemed to be received by the Resident Holder on such BEPC exchangeable shares to the extent and under the circumstances described in the Tax Act. Similar rules may apply where BEPC exchangeable shares are owned by a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Such Resident Holders should consult their own advisors.

A taxable capital gain realized by a Resident Holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.

Additional Refundable Tax. A Resident Holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) will be liable to pay an additional refundable tax on its “aggregate investment income”, which includes an amount in respect of net taxable capital gains.

Taxation of Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the BEPC exchangeable shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Exchange of BEPC exchangeable shares. A Non-Resident Holder will not be subject to tax under the Tax Act on a disposition or deemed disposition of BEPC exchangeable shares (including on an exchange for BEP units at the request of the Non-Resident Holder) unless the BEPC exchangeable shares are “taxable Canadian property” of the Non-Resident Holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty between Canada and the country in which the Non-Resident Holder is resident.

Generally, the BEPC exchangeable shares will not constitute “taxable Canadian property” of a Non-Resident Holder at a particular time provided that BEPC is a mutual fund corporation unless, at any particular time during the 60-month period that ends at that time, both of the following conditions are met concurrently: (a) 25% or more of the issued shares of any class of the capital stock of BEPC were owned by or belonged to one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length for purposes of the Tax Act, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the BEPC exchangeable shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (b)(i) to (iii), whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the BEPC exchangeable shares may be deemed to be “taxable Canadian property.” Non-Resident Holders for whom BEPC exchangeable shares may constitute “taxable Canadian property” should consult their own tax advisors.

LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters with respect to the laws of Bermuda will be passed upon for us by Appleby (Bermuda) Limited.

EXPERTS

The consolidated financial statements of BEP as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, incorporated in this prospectus by reference from BEP’s Annual Report, and the effectiveness of BEP’s internal control over financial reporting, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Ernst & Young LLP are located at Ernst & Young Tower, 100 Adelaide Street West, Toronto, ON M5H 0B3.

The consolidated financial statements of TerraForm Power, Inc. included in Amendment No. 1 of BEP’s Annual Report on Form 20-F as of and for the years ending December 31, 2019 and 2018, and the effectiveness of TerraForm Power Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, located at 5 Times Square, New York, New York 10036, as set forth in its reports thereon which conclude, among other things, that TerraForm Power, Inc. did not maintain effective internal control over financial reporting as of December 31, 2019, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework, because of the effects of the material weaknesses described included therein and incorporated herein by reference . The audit report on the consolidated financial statements of TerraForm Power, Inc. as of and for the year ended December 31, 2018 is based in part on the report of Deloitte, S.L., independent registered public accounting firm, in connection with the consolidated financial statements of TERP Spanish HoldCo, S.L. and subsidiaries as of December 31, 2018, and for the period from June 12, 2018 to December 31, 2018. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of TerraForm Power, Inc. for the year ending December 31, 2017 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The address of KPMG LLP is 8350 Broad St #900, McLean, VA 22102.

The consolidated financial statements of TERP Spanish HoldCo, S.L. (Sociedad unipersonal) and subsidiaries as of December 31, 2018, and for the period from June 12, 2018 to December 31, 2018 have been audited by Deloitte, S.L, independent registered public accounting firm, whose report thereon is incorporated by reference herein in reliance upon such firm’s authority as experts in accounting and auditing. The offices of Deloitte, S.L are located at Plaza Pablo Ruiz Picasso, 1, Torre Picasso, 28020, Madrid, Spain.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act) and will fulfill the obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://bep.brookfield.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of BEP units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The following documents, which we have filed with or furnished to the SEC, are specifically incorporated by reference in this prospectus:

•

our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on February  28, 2020, as amended by Amendment No.1 thereto, filed with the SEC on March 18, 2020 (collectively, our “Annual Report”), including the description of our BEP units and any amendment or report filed for purposes of updating such description;

•	our report on Form 6-K filed on March 27, 2020;

•	our report on Form 6-K filed on May 4, 2020;

•	our second filed report on Form 6-K filed on May 6, 2020 (exhibits 99.2 and 99.3 only);

•	our report on Form 6-K filed on May 18, 2020;

•	our report on Form 6-K filed on June 4, 2020; and

•	our report on Form 6-K filed on June 22, 2020.

In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus as of the date of the filing or furnishing of such documents. We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

Brookfield Renewable Partners L.P.

Corporate Secretary

73 Front Street, 5th Floor

Hamilton HM 12

Bermuda

Tel: +1 441 295 1443

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

BEP is formed under the laws of Bermuda. A substantial portion of BEP’s assets are located outside of Canada and the United States and certain of the expected directors of our general partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. BEP has expressly submitted to the jurisdiction of the Ontario courts and has appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against BEP, the directors of our general partner or the experts named in this prospectus since a substantial portion of BEP’s assets and the assets of such persons may be located outside of Canada and the United States. BEP has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against BEP, the directors of our general partner or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over BEP, the directors of our general partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would issue a valid, final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the court had proper jurisdiction over the parties subject to the judgment according to Bermuda’s conflicts of law principles; (ii) the court did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; and (v) there is due compliance with the applicable common law rules in Bermuda governing the enforcement of a foreign judgment.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of BEP’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against BEP, the directors of our general partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

EXPENSES

The following are the estimated expenses incurred or expected to be incurred in connection with the exchanges of BEPC exchangeable shares for BEP units being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$699,515.05
Trustee and transfer agent fees	20,000.00
Legal fees and expenses	30,000.00
Accounting fees and expenses	30,000.00

Total	$779,515.05

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The sections of the Annual Report on Form 20-F of Brookfield Renewable Partners L.P. (“BEP”) for the year ended December 31, 2019 entitled Item 6.A. “Directors and Senior Management—Our Master Services Agreement,” Item 6.A. “Directors and Senior Management—Indemnification and Limitations on Liability,” Item 6.C “Board Practices—Indemnification and Limitations on Liability,” Item 10.B. “Memorandum and Articles of Association—Description of our LP Units, Preferred Units and the Amended and Restated Limited Partnership Agreement of BEP—Indemnification; Limitations on Liability,” and Item 10.B. “Memorandum and Articles of Association—Description of the Amended and Restated Limited Partnership Agreement of BRELP—Indemnification; Limitations on Liability” include disclosure relating to the indemnification of certain of BEP’s affiliates and the directors and officers of BEP’s general partner and BEP’s service providers and are incorporated by reference herein.

Item 9.	EXHIBITS

The following exhibits have been filed or incorporated by reference as part of this Registration Statement on Form F-3:

EXHIBIT NUMBER	DESCRIPTION

2.1(1)	Agreement and Plan of Reorganization, by and among TerraForm Power, Inc., Brookfield Renewable Partners L.P., Brookfield Renewable Corporation, 2252876 Alberta ULC and TerraForm Power NY Holdings, Inc., dated March 16, 2020.

3.1(2)	Certificate of Registration of Brookfield Renewable Energy Partners L.P., dated June 29, 2011.

3.2(2)	Certificate of Deposit of Supplementary Certificate of Brookfield Renewable Energy Partners L.P., dated August 29, 2011.

3.3(3)	Certificate of Deposit of Supplementary Certificate of Brookfield Renewable Energy Partners L.P., dated December 21, 2011.

3.4(2)	Certificate of Deposit of Supplementary Certificate of Brookfield Renewable Energy Partners L.P., dated May 11, 2012.

3.5(4)	Certificate of Deposit of Supplementary Certificate of Brookfield Renewable Partners L.P., dated May 4, 2016.

3.6(3)	Certificate of Deposit of Memorandum of Increase of Share Capital, dated November 23, 2011.

3.7(5)	Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated May 3, 2016.

3.8(6)	First Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated May 25, 2016.

3.9(7)	Second Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated February 14, 2017.

3.10(8)	Third Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated January 16, 2018.

3.11(9)	Fourth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated February 28, 2019.

3.12(10)	Fifth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated March 11, 2019.

3.13(11)	Sixth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated February 24, 2020.

3.14(2)	Articles of Incorporation of Brookfield Renewable Partners Limited.

3.15(2)	Form 13 Amending the Registered Office of Brookfield Renewable Partners Limited.

3.16(12)	Bye-laws of Brookfield Renewable Partners Limited.

4.1(13)	Form of Articles of Brookfield Renewable Corporation.

4.2(14)	Form of Rights Agreement, by and between Brookfield Asset Management Inc. and Wilmington Trust, National Association.

4.3(15)	Form of Registration Rights Agreement by and between Brookfield Renewable Corporation, Brookfield Renewable Partners L.P. and Brookfield Asset Management Inc.

5.1*	Opinion of Appleby (Bermuda) Limited with respect to certain matters of Bermuda law.

23.1+	Consent of Ernst & Young LLP, with respect to Brookfield Renewable Partners L.P.’s financial statements as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019.

23.2+	Consent of KPMG LLP, with respect to the TerraForm Power Inc. Financial Statements as of and for the year ended December 31, 2017.

23.3+	Consent of Ernst & Young LLP, with respect to TerraForm Power Inc. Financial Statements as of and for the two years ended December 31, 2019 and 2018.

23.4+	Consent of Deloitte, S.L., with respect to TERP Spanish HoldCo, S.L. as of December 31, 2018 and for the period from June 12, 2018 to December 31, 2018.

23.5*	Consent of Appleby (Bermuda) Limited (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in the signature page to this Form F-3 filed on May 4, 2020).

99.1(16)	Form of Notice of Exchange.

+	Filed herewith.
*	Previously filed.
(1)	Filed as an exhibit to our Form 6-K on March 27, 2020, and incorporated herein by reference.
(2)	Filed as an exhibit to our Registration Statement on Form 20-F, including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference.
(3)	Filed as an exhibit to our 2018 Form 20-F/A as filed on March 22, 2019 and incorporated herein by reference.
(4)	Filed as an exhibit to our Form 6-K on May 4, 2016, and incorporated herein by reference.
(5)	Filed as an exhibit to our Form 6-K on May 6, 2016, and incorporated herein by reference.
(6)	Filed as an exhibit to our Form 6-K on May 26, 2016, and incorporated herein by reference.
(7)	Filed as an exhibit to our Form 6-K on February 14, 2017, and incorporated herein by reference.
(8)	Filed as an exhibit to our Form 6-K on January 17, 2018, and incorporated herein by reference.
(9)	Filed as an exhibit to our Form 6-K on February 28, 2019, and incorporated herein by reference.
(10)	Filed as an exhibit to our Form 6-K on March 11, 2019, and incorporated herein by reference.
(11)	Filed as an exhibit to our Form 6-K on February 24, 2020, and incorporated herein by reference.
(12)	Filed as an exhibit to our 2015 Form 20-F as filed on February 26, 2016, and incorporated herein by reference.
(13)

Filed as an exhibit to Amendment No. 5 to Form F-1 on Form F-1/Form F-4 of Brookfield Renewable Partners L.P. and Brookfield Renewable Corporation, as filed on June 22, 2020, and incorporated herein by reference.

(14)

Filed as an exhibit to Amendment No. 2 to Form F-1 on Form F-1/Form F-4 of Brookfield Renewable Partners L.P. and Brookfield Renewable Corporation, as filed on April 21, 2020, and incorporated herein by reference.

(15)	Filed as an exhibit to Amendment No. 1 to Form F-1 of Brookfield Renewable Partners L.P. and Brookfield Renewable Corporation, as filed on January 17, 2020, and incorporated herein by reference.
(16)

Filed as an exhibit to Amendment No. 3 to Form F-1 on Form F-1/Form F-4 of Brookfield Renewable Partners L.P. and Brookfield Renewable Corporation, as filed on June 5, 2020, and incorporated herein by reference.

Item 10.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by or on behalf of the Registrant pursuant to Section 13 or Section 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date; and

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) by or on behalf of the Registrant that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, such Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized in Hamilton, Bermuda on June 22, 2020.

BROOKFIELD RENEWABLE PARTNERS L.P., by its general partner, BROOKFIELD RENEWABLE PARTNERS LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 22, 2020.

Signature	Title

* Sachin Shah	Chief Executive Officer of BRP Energy Group L.P. (Principal Executive Officer)

* Wyatt Hartley	Chief Financial Officer of BRP Energy Group L.P. (Principal Financial and Accounting Officer)

* Jeffrey Blidner	Chairman of the Board of Directors of Brookfield Renewable Partners Limited

* Nancy Dorn	Director of Brookfield Renewable Partners Limited

* Eleazar de Carvalho Filho	Director of Brookfield Renewable Partners Limited

* David Mann	Director of Brookfield Renewable Partners Limited

* Lou Maroun	Director of Brookfield Renewable Partners Limited

* Stephen Westwell	Director of Brookfield Renewable Partners Limited

* Patricia Zuccotti	Director of Brookfield Renewable Partners Limited

*By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Brookfield Renewable Partners L.P. in the United States, on this 22nd day of June, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative